AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1997

                                                      REGISTRATION NO. 333-23259
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 4 TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           BELL TECHNOLOGY GROUP LTD.
              (Exact name of small business issuer in its charter)

     DELAWARE                     7373                         13-3781263
  (State or other           (Primary Standard               (I.R.S. Employer
   jurisdiction                Industrial                 Identification No.)
 of incorporation)      Classification Code No.)

                              MARC H. BELL
                       BELL TECHNOLOGY GROUP LTD.
   295 LAFAYETTE          295 LAFAYETTE STREET            295 LAFAYETTE STREET
      STREET            NEW YORK, NEW YORK 10012           NEW YORK, NY 10012
NEW YORK, NY 10012           (212) 334-8510                  (212) 334-8510
  (212) 334-8510
   (Address and          (Address and telephone          (Address and telephone
     telephone         number of agent for service       number of business or
number of principal            of process)            intended place of business)
executive offices)

                                   COPIES TO:

                            ARNOLD N. BRESSLER, ESQ.
                    MILBERG WEISS BERSHAD HYNES & LERACH LLP
                             ONE PENNSYLVANIA PLAZA
                            NEW YORK, NEW YORK 10119

                            ------------------------


                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after the Registration Statement becomes effective.

     If any of these securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration number of the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                                                PROPOSED MAXIMUM
                   TITLE OF EACH CLASS                                      PROPOSED MAXIMUM        AGGREGATE         AMOUNT OF
                    OF SECURITIES TO                        AMOUNT TO BE     OFFERING PRICE         OFFERING        REGISTRATION
                      BE REGISTERED                          REGISTERED       PER UNIT (1)          PRICE (1)            FEE
Common Stock, $.01 par value of Selling Stockholders.....      400,000         $6.8125(2)          $2,725,000          $825.76
Stock Purchase Warrant...................................         1                $10                 $10                1
Common Stock underlying Stock Purchase Warrant...........      34,783           $6.60(2)            $229,568           $69.57
Total Registration Fee*..................................                                                              $895.33


      * A fee of $2,935.72 has previously been paid in connection with this Registration Statement.
     (1) Estimated solely for the purpose of calculating the registration fee.

     (2) Based on the average of the high and low prices of the Common Stock on the National Association of Securities Dealers Automated Quotation Systems Inc. on October 30, 1997.



     Pursuant to Rule 429 of the Securities Act of 1933, as amended, this form incorporates by reference and updates all of the information contained in the Registration Statement on Form SB-2; File No. 33-98978.


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           BELL TECHNOLOGY GROUP LTD.

                             CROSS-REFERENCE SHEET

          SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF FORM SB-2

ITEM NUMBER AND HEADING IN
FORM SB-2 REGISTRATION STATEMENT                        LOCATION IN PROSPECTUS
------------------------------------------------------  -----------------------------------------------------------

  1.  Front of Registration Statement and Outside       Front of Registration Statement; Outside of Front Cover
      Front Cover of Prospectus.......................  Page

  2.  Inside Front and Outside Back Cover Pages of
      Prospectus......................................  Inside Front and Outside Back Cover Pages

  3.  Summary Information and Risk Factors............  Prospectus Summary; The Company; Risk Factors

  4.  Use of Proceeds.................................  Prospectus Summary; Use of Proceeds

  5.  Determination of Offering Price.................  Outside Front Cover Page; Risk Factors; Underwriting

  6.  Dilution........................................  Not Applicable

  7.  Selling Security Holders........................  Selling Stockholders and Plan of Distribution

  8.  Plan of Distribution............................  Outside Front Cover Page; Plan of Distribution

  9.  Legal Proceedings...............................  Business

 10.  Directors, Executive Officers, Promoters and
      Control Persons.................................  Principal Stockholders; Management

 11.  Security Ownership of Certain Beneficial Owners
      and Management..................................  Principal Stockholders

 12.  Description of Securities.......................  Description of Securities

 13.  Interest of Named Experts and Counsel...........  Legal Matters; Experts

 14.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.....................................  Management -- Limited Liability and Indemnification Matters

 15.  Organization Within Last Five Years.............  Prospectus Summary; Certain Transactions

 16.  Description of Business.........................  Prospectus Summary; Risk Factors; Management's Discussion
                                                        and Analysis of Financial Condition and Results of
                                                        Operations; Business

 17.  Management's Discussion and Analysis or Plan of
      Operation.......................................  Management's Discussion and Analysis of Financial Condition
                                                        and Results of Operations

 18.  Description of Property.........................  Business -- Properties

 19.  Certain Relationships and Related
      Transactions....................................  Certain Transactions; Principal Stockholders

 20.  Market for Common Equity and Related Stockholder
      Matters.........................................  Outside Front Cover Page; Risk Factors; Dividend Policy;
                                                        Description of Capital Stock; Shares Eligible for Future
                                                        Sale; Market for Company's Common Stock

 21.  Executive Compensation..........................  Management

 22.  Financial Statements............................  Financial Statements

 23.  Changes in and Disagreements With Accountants on
      Accounting and Financial Disclosure.............  Not Applicable

[Bell Logo]                         400,000 SHARES OF COMMON STOCK



     This Prospectus relates to the offer and sale of an aggregate of 400,000 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of Bell Technology Group Ltd. (the "Company") by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any portion of the proceeds from the sale of Common Stock offered hereby.



     The Company's Common Stock is traded on the Nasdaq SmallCap Market ("NASDAQ") under the trading symbol "BELT" and on the Boston Stock Exchange under the trading symbol "BTG."



     The 400,000 Shares offered hereby may be sold from time to time by the Selling Stockholders, or by transferrors, commencing from the date of this Prospectus. No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Selling Stockholders' Shares by the Selling Stockholders may be effected by one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through the sale to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with the sales of the Selling Stockholders' Shares. See "Selling Stockholders and Plan of Distribution."



     The Company will pay all of the expenses incident to the registration offering and sale of the Shares to the public hereunder (other than commissions, fees and discounts of underwriters, brokers, dealers and agents).


                            ------------------------



         FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN
                    THE COMPANY SEE "RISK FACTORS" (PAGE 8).


                            ------------------------



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
               OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                            CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is __________, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Atlanta Regional Office of the Commission at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-7232. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (C://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file such information electronically. The Common Stock is quoted on Nasdaq and the BSE. Reports, proxy statements and other information concerning the Company may be inspected at the offices of Nasdaq, 1735 K Street N.W., Washington, D.C. 20006, and at the offices of the BSE at One Boston Place, Boston, Massachusetts 02108.


     The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission.



     The Company intends to furnish its shareholders with annual reports containing financial statements audited and reported upon by its independent public accountants after the end of each fiscal year, commencing with its fiscal year ending September 30, 1997. It will make available such other periodic reports as the Company may deem appropriate or as may be required by law.

                               PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.


     CERTAIN TERMS USED IN THIS PROSPECTUS ARE DEFINED IN THE GLOSSARY ON PAGE
8.

                                  THE COMPANY

     Bell Technology Group Ltd., together with its wholly-owned subsidiaries (the "Company"), is a diversified computer products and service company which is focused on providing sophisticated Internet and computer solutions to large corporate clients. The Company advises clients on computer solutions available, provides, installs and services such solutions, and assists the client in properly utilizing the benefits to be gained from using the Internet. The Company has pursued a growth strategy of becoming a "start-to-finish" provider of Internet solutions, which provides corporate customers with everything necessary for their Internet needs. Using the Company's knowledge of hardware and software as a means of entry into a new client, the Company then proceeds to deal with all of its computer clients needs. The services offered include (i) the sale and service of hardware and software, (ii) training in the use of Internet and related programs, (iii) interactive development, and (iv) Internet co-location, access and hosting services. The number of corporate Internet customers has grown from approximately 29 in early 1996 to over 220 as of June 30, 1997, or an increase of 659%. For the nine months ended June 30, 1997, the Company reported $13 million in revenues versus $7.9 million for 1996, or an increase of 75%.

     The Company is authorized to sell and service high end equipment from hardware manufacturers such as Silicon Graphics, Inc., Sun Microsystems, Inc. and Cisco Systems, Inc. and software manufacturers such as Microsoft Corporation, Netscape Corporation, Alias/Wavefront Inc. and Checkpoint Software Corp. The Company prepares equipment sold to customers, installs LANs, provides warranty support for major hardware manufacturers, and provides ongoing service support for its customers in the form of hardware repairs and software consulting.

     A large number of the Company's clients are "Fortune 1000" companies. Major customers include American Express, Amro Bank, Gannett, General Media (Penthouse), The Hearst Corporation, Lucent Technologies, MSNBC Desktop Video, Ogilvy & Mather, Prudential, Ralph Lauren, Scholastic and Time Warner. Major corporations that have web hosting and/or co-location services with the Company are invited to work closely with the Company at its facility in setting up and managing sites.

     During the past fiscal year, the Company has spent over $2 million building a state-of-the-art network operations center ("NOC") at its new location. The 2,000 square foot NOC offers customers direct, high-speed Internet connections and World Wide Web hosting and co-location facilities. The Company assists its clients on a personalized level with web development and hosts their web sites by providing the appropriate hardware, network and maintenance services. The Company firmly believes that facilities-based Internet services are the future of the industry.

     The Company maintains several classrooms at its headquarters facility, where it conducts training for its clients. In addition, the Company provides training at its client's facilities on a national basis. The Company uses a variety of modern hardware and software and typically charges a fixed price depending upon the size of the class, the complexity of the group and the equipment required. The Company is a training center in the New York City Metropolitan area for Alias/Wavefront and Macromedia Authorware/Director.

     The Company's digital media division is involved in producing interactive CD-ROM presentations and high-impact World Wide Web sites. The Company's main areas of digital design development include animation, interactive and web production. The Company's graphic arts capabilities include creating and assembling World Wide Web sites and interactive applications such as computer based training and promotional sales material. The Company works with content providers such as marketing firms and provides the technical and design aspects of a project for large-scale multimedia projects including sites to be used on the Internet. The Company provides consulting and project management services for companies making the transition from print to electronic to Internet presentations or catalogs and is currently completing a nine month project for the Thomas Register, put out by Thomas Publishing, the largest and oldest industrial directory of products and services in the world. The
                                       3

Company is presently working with numerous customers to implement secure commerce and audio/video streaming applications.

     Other services offered by the Company to its customers include Internet access, ISDN, leased lines, web hosting, programming, firewall, network security and system design services. Due to the existence of its sales and service operation, the Company is able to offer customers support and services on all major operating systems including UNIX, IRIX, Windows NT and Mac OS. The Company also provides consulting services in the areas of inter-networking, programming, firewall services, computer and network security, network design and network operation.

     Among the solutions offered by the Company are Internet based commerce solutions, which include secure credit card transaction processing, a shopping cart for browsing and purchasing merchandise on-line, and audio/video streaming technologies that allow for, among other things, pay-per-view programming. The Company is able to create multi-media web sites and provide high-speed access to the Internet for the client/user. This technology enables users to make use of the Internet to complete "on-line" transactions. For example, the Company is bringing a substantial catalog sales company on-line, to enable it to increase sales and market share by completing transactions over the Internet.

     In January 1996, the Company completed an initial public offering of 1,279,642 shares of its Common Stock and 661,250 redeemable Common Stock purchase warrants (the "Warrants") to purchase an additional 661,250 shares of Common Stock, which raised net proceeds of approximately $7,000,000. The initial public offering was effected through Rickel & Associates, Inc. (the "Underwriter").

     In September 1997, the Company entered into an agreement with Value Management & Research GMBH ("VMR") to sell to VMR for itself or on behalf of other investors an aggregate of 382,609 shares of its Common Stock (the "Private Placement"). The Company agreed to pay VMR a fee of $100,000 and to issue 17,391 shares of the Common Stock and a stock purchase warrant to purchase 34,783 shares of the Common Stock at an exercise price of $6.60 per share (the "VMR Warrant").

     The Company was originally incorporated in the state of New York in 1989 by Marc H. Bell as NAFT International Ltd. ("NAFT"). In July 1994, PFM Technologies Corporation acquired the assets and liabilities of NAFT and its affiliated corporations in a tax-free exchange of common stock. In September 1995, the Company was reincorporated by merger into Bell Technology Group Ltd., a Delaware corporation. The Company's executive offices are located at 295 Lafayette Street, 3rd Floor, New York, New York 10012, and its telephone number is (212) 334-8510. The Company's address on the World Wide Web is www.belltech.com.

                                  THE OFFERING


Securities Offered....................................  400,000 shares of Common Stock
Common Stock Outstanding(1)(2)........................  3,448,450 shares of Common Stock
Use of Proceeds.......................................  The Company will not receive any of the proceeds from the sales of the Shares by the Selling Stockholders.
Risk Factors..........................................  The securities offered hereby involve a high degree of risk and substantial immediate dilution to new investors.
                                                        See "Risk Factors" and "Dilution."
Proposed NASDAQ SmallCap
  Market Symbol.......................................  BELT
Proposed Boston Stock
  Exchange Symbol.....................................  BTG


---------------


(1) Excludes (i) minimum of 661,150 shares of Common Stock issuable upon exercise of the Company's outstanding Warrants, (ii) 172,500 shares of Common Stock issuable upon exercise of the Rickel Underwriter's Warrants (including Warrants underlying the Underwriter's Warrants), (iii) 34,783 shares of Common Stock issuable upon exercise of the VMR Warrant and (iv) an aggregate of 360,000 shares of Common Stock reserved for issuance pursuant to options available for grant under the Company's 1995 Stock Option Plan, 309,562 of which have been granted to date. See "Management -- Stock Option Plan."



(2) Includes 400,000 shares of Common Stock included in the Offering.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial data for the nine month period ended September 30, 1995 and fiscal year ended September 30, 1996, and for the nine month periods ended June 30, 1996 and June 30, 1997 have been derived from the Company's financial statements included elsewhere in this Prospectus. The nine month period ended September 30, 1995 and year ended September 30, 1996 have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon is also included elsewhere in this Prospectus. The summary consolidated financial data for the nine month period ended June 30, 1997 are unaudited and in the opinion of management include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of such data. In 1995, the Company changed its fiscal year end from December 31 to September 30. The summary consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                  FOR THE NINE            FOR THE            FOR THE NINE MONTHS ENDED
                                                  MONTHS ENDED           YEAR ENDED        ------------------------------
                                               SEPTEMBER 30, 1995    SEPTEMBER 30, 1996    JUNE 30, 1996    JUNE 30, 1997
                                               ------------------    ------------------    -------------    -------------
STATEMENT OF OPERATIONS DATA:
Revenue.....................................       $8,738,410           $ 10,373,664        $ 7,935,579      $ 13,868,965
Gross profit................................        1,446,178              1,774,423          1,593,767         3,066,141
                                               ------------------    ------------------    -------------    -------------
Income (loss) from operations...............       $  130,839           $ (1,688,721)       $  (602,986)     $ (1,503,067)
                                               ------------------    ------------------    -------------    -------------
Net income (loss)...........................       $   38,859           $ (1,893,480)       $  (830,915)     $ (1,540,397)
                                               ------------------    ------------------    -------------    -------------
                                               ------------------    ------------------    -------------    -------------
Net income (loss) per common and equivalent
  share.....................................       $     0.02           $      (0.72)       $     (0.34)     $      (0.51)
Shares used in computing net income (loss)
  per common and common equivalent share....        1,725,000              2,633,400          2,464,185         3,044,799


                                          SEPTEMBER 30,                    JUNE 30, 1997
                                   ---------------------------    -------------------------------
                                      1995            1996           ACTUAL       AS ADJUSTED (1)
                                   -----------     -----------    ------------    ---------------
BALANCE SHEET DATA:
Cash and cash equivalents.......   $   222,367     $ 2,342,011    $  1,338,747      $ 3,438,747
Working capital.................       179,739       3,423,313       1,435,565        3,535,565
Other assets....................       459,670       2,666,387       3,956,083        3,956,083
Total assets....................     2,961,550       7,809,782      10,291,424       12,391,424
Current liabilities.............     2,322,141       1,720,082       4,899,776        4,899,776
Long-term liabilities...........       340,612               0         896,940          896,940
Stockholders' equity............       298,797       6,089,700       4,494,708        6,594,708


---------------


(1) As Adjusted financial information gives effect to the issuance and sale by the Company of the 400,000 shares of the Common Stock pursuant to the private placement on September 24, 1997.

                                    GLOSSARY

Backbone                      A centralized high-speed network that interconnects smaller, independent networks.

Bandwidth                     The number of bits of information which can move through a communications medium in a given amount of time.

CSU/DSU                       A high-speed modem used with dedicated network connections, capable of handling connection speeds of up to 45 Mbps or more.

Firewall                      A system placed between networks that filters data passing through it and removes unauthorized traffic, thereby enhancing the security of the network.

HTML                          Hyper-Text Markup Language. Used in writing pages for the World Wide Web, it permits the text to include code that defines font, layout, embedded graphics and hypertext links.

Internet                      A global collection of interconnected computer networks which uses TCP/IP, a common communications protocol.

Intranet                      The use of the hypertext transfer protocol ("http") within a private network for the purpose of disseminating html content. An Intranet is usually confined to a local area network ("LAN") or private wide area network ("WAN").

ISDN                          Integrated Services Digital Network. A communications protocol used by telephone companies to permit copper telephone wires to carry voice, data and other source materials at high speeds.

LAN                           Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

Mbps                          Megabits per second. A transmission rate. One megabit equals 1,024 kilobits.

Render Farm                   The process of creating an image on a computer from a collection of mathematical formulas is called rendering, a microprocessor intensive activity. A render farm is a collection of multiple computers (and therefrom micro-processors) linked together to act as a single unit.

Router                        A system placed between networks that relays data to those networks based upon a destination address contained in the data packets being routed.

TCP/IP                        Transmission Control Protocol/Internet Protocol. A suite of network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

WAN                           Wide Area Network. A data communications network designed to connect personal computers, workstations, minicomputers, file servers and other communications and computing devices over a geographically dispersed area.

World Wide Web Or Web         A collection of computer systems supporting a communications protocol that permits multi-media presentation presentation of information over the Internet.

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED
HEREBY:

1. LIMITED OPERATING HISTORY. The Company's consulting services business has been in operation for approximately six years, and the Company's Value Added Reseller ("VAR") business has been in operation for approximately four years. However, the Company's Internet business has been in operation only since early 1995 and the Company's interactive development operations have been in operation for approximately one year. There can be no assurance that the Company will be able to successfully commercialize these operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


2. PRIOR LOSSES; ACCUMULATED DEFICIT. The Company incurred a net loss for the fiscal year ended September 30, 1996 in the amount of $1,893,480, and a net loss in the first nine months of the current fiscal year in the amount of $1,540,397 ($680,806 for the three month period ended December 31, 1996, $402,076 for the three month period ended March 31, 1997 and $457,515 for the three months ended June 30, 1997). As of June 30, 1997, the Company had an accumulated deficit of $3,514,663. There can be no assurance that the Company will be profitable in future operating periods or that it will have sufficient cash available to meet continuing losses and necessary capital expenditures. The Company believes that as a result of the expansion to be undertaken it may incur further losses during the 1998 fiscal year due to the fact that certain expenses (e.g. marketing) are incurred and recognized prior to the earning and recognition of the revenue to which such expenses would relate. However, there can be no assurance that after incurring such expenses, there will be an increase in revenues or earnings resulting therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

3. PRESSURE ON PROFIT MARGINS OF VALUE-ADDED RESELLERS. As a reseller of computer and peripheral equipment to corporations and other organizations, the Company faces intense competition and the use of mass marketing channels in which price-cutting is the dominant form of competition. Over the past decade, technological improvements in computer and peripheral products, and increased competition, have been accompanied by a consistent decline in their prices. This decline in prices has resulted in decreasing profit margins for computer resellers, including the Company. The industry trend is for users to hire on-staff MIS personnel or independent MIS consultants which enables the user to purchase equipment from catalogs rather than engage the services of a reseller such as the Company to design and/or install a computer system. See
"Business -- Product Sales and Service."



4. NEED FOR ADDITIONAL CAPITAL RESOURCES; ADDITIONAL INDEBTEDNESS. The Company believes that it will require additional financing in the future to fund future acquisitions and growth. Therefore, in such event, it would seek to raise additional capital through further public or private offerings or the call of the Warrants. However, there can be no assurance that the Company will be able to raise additional capital when and as needed. The Company will not be restricted in the amount of indebtedness it may incur in the future. The Company's amount of leverage will affect its cost of funds, which may limit the financing available to the Company for its operations, make it more vulnerable to economic downturns and limit its ability to withstand adverse changes or to capitalize on business opportunities. If the Company is at any time unable to generate sufficient cash flow from operations to service its debt, refinancing of all or a portion of that debt or obtaining additional financing may be required to avoid defaults (including cross-defaults) on some or all of its indebtedness. A substantial portion of the Company's accounts receivable, inventory and furniture, fixtures and equipment have been pledged to current lenders, thereby making it unlikely that additional institutional debt financing will be available (other than the refinancing of existing debt). There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, or obtained on terms that are favorable or acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



5. DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY. The Company relies on other companies to supply certain components of its computer inventory, service and diagnostic equipment, as well as its network infrastructure (including telecommunications services and networking equipment) which, in the quantities and quality required by the Company, is available only from sole or limited sources. At the present time, Silicon Graphics and Sun Microsystems are the Company's largest suppliers of products for both its sales and Internet operations. Revenues from the sales from each of such suppliers presently account for approximately 18% of the Company's total revenues. The Company has in the past, and may from time to time, experience delays in receiving telecommunications services and shipments of merchandise purchased for resale. There can be no assurance that the Company will be able to obtain such telecommunication services and shipments of merchandise on the scale and at the times required by the Company at an affordable cost. There can be no assurance that the Company's suppliers, will not enter into exclusive arrangements with the Company's competitors or stop selling their products or components to the Company at commercially reasonable prices, or at all. See "Business -- Dependence Upon Suppliers."


6. COMPETITION WITH SUPPLIERS. The Company is dependent upon continued service from an Internet access provider ("IAP") that may, for competitive reasons, discontinue service to the Company at any time. Although there are other IAPs from whom the Company could obtain a comparable level of service, a change in access providers would likely involve significant costs and result in delays in the Company's service to its customers. In addition, these other access providers are, by definition, competitors of the Company, and may also discontinue service to the Company.


     In order to provide Internet access and other on-line services to its customers, the Company leases long distance fiber optic telecommunications lines from more than one national telecommunications services provider does. The Company is dependent upon these providers of data communications facilities.

     Certain of the Company's suppliers, including the regional Bell operating companies ("RBOCs") and local exchange carriers ("LECs") currently are subject to various price constraints, including tariff controls, which in the future may change. In addition, regulatory proposals are pending that may affect the prices charged by the RBOCs and LECs to the Company. Such regulatory changes could result in increased prices of products and services, which could have a material adverse effect on the Company's business, financial condition and results of operations.


7. INTERNET RELATED RISK FACTORS.


DIFFICULTY IN ESTABLISHING INTERNET ACCESS BUSINESS. The Company's success in the Internet access business will depend upon its ability to develop a reputation for reliability over the long term and the security of its current and future Internet connections. The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transfer increases, and as the requirements of its customers change. The expansion of the Company's Internet network infrastructure will require substantial capital expenditures to purchase network-related hardware and telecommunications lines. The Company may experience insufficient revenue growth to achieve and maintain profitability if it is unable to obtain and expand an ongoing client base. If the Internet access market fails to grow, grows more slowly than anticipated, or becomes saturated with competitors, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business -- Competition."

PHYSICAL RISKS ASSOCIATED WITH INTERNET ACCESS BUSINESS. The Company's Internet operations are dependent upon the protection of its network infrastructure against damage from acts of nature, power failures, telecommunications failures and similar events. Physical protection of the Company's network infrastructure will be the primary responsibility of the Company. However, because it leases its lines from long-distance telecommunications companies, RBOCs and LECs, the Company is dependent upon these companies for physical repair and maintenance of the leased lines. Despite precautions taken by the Company, the occurrence of a natural disaster or other unanticipated problems at the Company's headquarters and network operations center in New York City, may cause interruptions in the services provided by the Company. In addition, failure of the Company's telecommunications providers to provide the data communications capacity required by the Company as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company.

SECURITY RISKS ASSOCIATED WITH INTERNET ACCESS BUSINESS. Despite the implementation of security measures, the core of the Company's network infrastructure is vulnerable to computer viruses and disruptive problems. The Company and other IAPs may in the future experience interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its customers, which may result in liability of the Company to its customers and deter potential subscribers. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may cause interruptions, delays or cessation of service to the Company's customers. The Company does not carry any insurance against these risks due to the unavailability of such insurance at a reasonable cost. See "Use of Proceeds" and "Business."


8. COMPETITION. The Company engages in an array of technology and computer-related businesses, each of which carries its own particular commercial and financial risks. There are no substantial barriers to entry into any of the Company's lines of business, and the Company encounters significant competition in each of them. The Company's competitors include (i) value-added resellers of computer, network and peripheral equipment, (ii) computer repair services and training providers, (iii) network consultants, (iv) IAPs, and (v) graphic design and consulting firms. Many of the Company's current and potential competitors have substantially greater financial, technical, marketing and other resources and larger installed customer bases than the Company. The Company expects that competition will intensify in each of its lines of business, particularly in the area of Internet services, as more competitors enter the marketplace. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to successfully meet its competition. See "Business -- Competition."



9. RISKS OF TECHNOLOGICAL CHANGE; DEFECTS. The markets for the Company's products and services are generally characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company can successfully identify new product opportunities and develop and bring new products and services to market in a timely manner. The Company's pursuit of necessary technological advances will require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its computer distribution and Internet services businesses to changing technology standards and customer requirements.



10. TECHNICAL OBSOLESCENCE. The introduction of new products and services could render the Company's existing products and services obsolete and unmarketable. This risk is present in each of the Company's product lines, but particularly in its Internet services business, which relies on the continued widespread commercial use of Transmission Control Protocol/Internetwork Protocol ("TCP/IP"). Alternative open protocol and proprietary protocol standards have been or are being developed. If any of these alternative protocols become widely adopted, there may be a reduction in the use of TCP/IP. There can be no assurance that the announcement or introduction of new products or services by the Company or its competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing products or services, which could have a material adverse effect on the Company's business, financial condition and results of operations.


     Products and services as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company or its customers, errors will not be found in new products after commencement of commercial deployment, resulting in product redevelopment costs and loss of, or delay in, market acceptance, delays in collecting accounts receivable and additional service costs.


11. DEPENDENCE UPON CHIEF EXECUTIVE OFFICER; NEED TO MANAGE GROWTH AND EXPANSION. The Company's success will depend upon the continued service of its President and CEO, Marc H. Bell. Mr. Bell has entered into an employment agreement with the Company pursuant to which Mr. Bell will be employed by the Company through September 30, 2000. In addition, the Company has obtained a key person life insurance policy on Mr. Bell in the amount of $1,000,000. The Company is the beneficiary of such policy.


     The Company's success also depends upon its ability to attract and retain additional highly qualified management, technical and sales and marketing personnel. Competition for qualified employees is intense and salaries are escalating very quickly. In addition, the process of locating such personnel with the combination of skills and attributes required to carry-out the Company's strategy is often lengthy.

     As of September 30, 1997, the Company had approximately 75 full-time employees and 10 part-time employees. The Company has hired additional full-time sales staff, engineers and technicians the cost of which, at least initially, is greater than the revenue, which they will generate. To manage its growth, the Company must hire and train additional qualified personnel; and must continue to expand and upgrade its sales capacity and build its network infrastructure. Failure to manage its growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.



12. GEOGRAPHIC CONCENTRATION; INDUSTRY CONCENTRATION. Almost all of the Company's current revenues are generated within the New York City metropolitan area. In addition, approximately 50% of the Company's sales are currently made to organizations engaged in the advertising, publishing and entertainment industries. As a result, the Company is susceptible to fluctuations in its business caused by economic conditions in the New York City metropolitan area and/or in those industries.



13. GOVERNMENT REGULATION. The Internet access operations of the Company are not currently subject to direct regulation by the Federal Communications Commission or any other government agency, other than regulations applicable to businesses generally. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have an adverse effect on the Company's business. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business.



14. SUBSTANTIAL CONTROL BY PRINCIPAL STOCKHOLDERS. Marc H. Bell and Harpoon Holdings, Ltd. (together, the "Principal Stockholders") beneficially own or control approximately 56.9% of the outstanding shares of Common Stock. Harpoon has entered into an Irrevocable Proxy Agreement with Marc H. Bell (the "Irrevocable Proxy") which expires on October 1, 2005, pursuant to which Marc H. Bell has the power to vote all shares owned by Harpoon (the "Harpoon Shares") in the election of the Company's directors. The Irrevocable Proxy is intended to enable Mr. Bell to maintain control over the Company. Thus, as a practical matter, Marc H. Bell will be able to control election of the Company's Board of Directors. The Irrevocable Proxy could have the effect of depressing the market price of the Company's securities since it adversely affects the ability of other stockholders to effect changes in management of the Company. See "Principal Stockholders."



15. POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of 500,000 shares of "blank check" Preferred Stock, with designations, rights and preferences that may be determined from time to time by the Board of Directors. At this time, none of the shares of Preferred Stock are issued or outstanding. However, the Board of Directors is empowered, without further stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, such charter provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock also could decrease the amount of earnings and assets available for distribution to the holders of Common Stock. There can be no assurance that the Company will not issue Preferred Stock at some time in the future. See "Description of Securities -- Preferred Stock."



16. SHARES AVAILABLE FOR FUTURE SALE. Future sales of shares of Common Stock by the Principal Stockholders under Rule 144 of the Securities Act or the issuance ofshares of Common Stock upon the exercise of options or warrants could materially and adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. A substantial number of shares of Common Stock will become available for sale in the public market at various times. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the Securities prevailing from time to time. See "Principal Stockholders."



17. ABSENCE OF DIVIDENDS. The Company has not paid any cash dividends on the Common Stock since July 1994, when NAFT and an affiliated company, both Subchapter S corporations under the Internal Revenue Code, were acquired by PFMT, the Company's immediate corporate predecessor. As Subchapter S corporations, NAFT and its affiliated company made several distributions to their sole shareholder, Marc H. Bell. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

18. POSSIBLE DELISTING AND RISK OF LOW-PRICED SECURITIES; "PENNY STOCK" REGULATIONS. The Company's Common Stock is listed on Nasdaq and on the BSE. There can be no assurance that the Company will continue to be able to satisfy certain specified financial tests and market related criteria required for continued listing on Nasdaq and the BSE. If the Company is unable to satisfy such maintenance criteria in the future, the Common Stock may be delisted from trading on Nasdaq or the BSE, as the case may be. If the Common Stock were to be delisted from trading on each of Nasdaq or the BSE, trading, if any, would thereafter be conducted in the over-the-counter market so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc., and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. This could adversely impact on the market value of the Debentures.


     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price listed of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq or a national securities exchange (such as the BSE) and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if the Company's securities are not quoted on Nasdaq or the BSE, or the Company does not meet the other exceptions to the penny stock regulations cited above, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such Securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities, in general, also are exempt from this rule if the market price is at least $5.00 per share.

     If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.


19. LIMITED LIABILITY AND INDEMNIFICATION MATTERS. As permitted by the Delaware Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the By-laws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted.

                       MARKET FOR COMPANY'S COMMON STOCK

     The Company's Common Stock is traded on Nasdaq and the BSE. The following table indicates high and low sales quotations for the periods indicated based upon information supplied by Nasdaq, since the Company's initial public offering in January 1996. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


                                                                             LOW       HIGH
                                                                            ------    -------
Fiscal year ended September 30, 1997
  First Quarter..........................................................   $8.875    $ 9.875
  Second Quarter.........................................................    9.625     13.750
  Third Quarter..........................................................    9.875     13.875
  Fourth Quarter.........................................................    5.563     11.375

Fiscal year ended September 30, 1996
  Second Quarter.........................................................   $7.750    $10.500
  Third Quarter..........................................................    8.625     10.000
  Fourth Quarter.........................................................    7.500      9.500



     The number of holders of record of the Company's Common Stock on October 30, 1997 was approximately 32, which does not include individual participants in security position listings. The closing price for the Common Stock on October 30, 1997 was $6.75 per share.

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. The net proceeds to the Company from the sale of the 400,000 shares of Common Stock in the Private Placement was $2,100,000 after deduction of VMR's fee. The Company anticipates that the net proceeds from the Private Placement will be used as follows:



                                                                                                        APPROXIMATE
                                                                                                       PERCENTAGE OF
                                                                                        APPROXIMATE         NET
                                                                                          AMOUNT         PROCEEDS
                                                                                        -----------    -------------
Upgrade of Facilities and Equipment (1)..............................................   $1,000,000          47.7%
Sales and Marketing (2)..............................................................      400,000          19.0
Upgrade of Management Information Systems (3)........................................      400,000          19.0
Working Capital and General Corporate Purposes (4)...................................      300,000          14.3
                                                                                        -----------    -------------
       Total.........................................................................   $2,100,000         100.0%


---------------


(1) In order to upgrade the network operation center, the Company will need to
    (i) purchase additional equipment and line capacity, (ii) maintain a sufficient inventory of network capacity to satisfy customer requirements on a timely basis, and (iii) make additional physical improvements to the existing facilities such as an increase in electrical power and air conditioning. Expenditures may include the purchase of additional network servers, routers, CSU/DSUs and network computers, as well as high-speed telecommunications lines (T-1s and T-3s). These costs are estimated to be approximately $1,000,000 and are necessitated by the rapid growth of the Company's Internet related operations.



(2) Represents funds required to implement the Company's sales and marketing program, including participation in trade shows, the hiring of additional sales personnel, the placing of advertising in various media, and the marketing of the Company's Internet services and promotion of the Company's other products and services.



(3) In order to integrate more efficiently the Company's various databases and systems, the Company intends to upgrade its management information system. In connection with this project the Company will need to purchase additional equipment and programming service.



(4) The Company intends to use the balance of the net proceeds of the Offering for working capital and other general corporate purposes.



     The foregoing uses of proceeds are estimates only and there could be significant variations in the anticipated use of the proceeds due to changes in business or economic circumstances. Accordingly, the Company reserves the right to reallocate the foregoing uses of proceeds depending upon any such change of circumstances.



     Pending specific application of the proceeds of the Private Placement, the net proceeds will be invested in interest-bearing savings accounts, certificates of deposit, money market accounts, United States government obligations or other short-term interest-bearing obligations.


                                DIVIDEND POLICY

     The Company has not paid any cash dividends on the Common Stock since terminating its status as a Subchapter S corporation under the Internal Revenue Code in 1994. The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the Company's actual capitalization as of June 30, 1997, without giving effect to or assuming the exercise of the Warrants.



                                                                      JUNE 30, 1997
                                                              -----------------------------
                                                                ACTUAL       AS ADJUSTED(1)
                                                              -----------    --------------
Notes Payable..............................................   $ 1,225,501     $  1,225,501
Preferred Stock, $.01 par value, 500,000
  shares authorized, no shares issued and
  outstanding; no shares issued and
  outstanding pro forma; no shares issued
  and outstanding as adjusted..............................            --               --
Common Stock, $.01 par value, 10,000,000
  shares authorized, 3,048,450 shares issued
  and outstanding at June 30, 1997 (1).....................        30,485           34,485
Additional paid-in capital.................................     7,978,886       10,074,886
Accumulated deficit........................................    (3,514,663)      (3,514,663)
                                                              -----------    --------------
Total capitalization.......................................   $ 5,720,209     $  7,820,209
                                                              -----------    --------------
                                                              -----------    --------------


         ---------------------------------


         (1) As Adjusted financial information gives effect to the issuance and sale by the Company of the 400,000 shares of Common Stock pursuant to the private placement on September 24, 1997.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial data for the nine months ended September 30, 1995 and year ended September 30, 1996 have been derived from the Company's financial statements included elsewhere in this Prospectus which have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon is also included elsewhere in this Prospectus. The selected consolidated financial data for the nine months ended June 30, 1997 are unaudited and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                 FOR THE NINE            FOR THE            FOR THE NINE MONTHS ENDED
                                                 MONTHS ENDED           YEAR ENDED        ------------------------------
                                              SEPTEMBER 30, 1995    SEPTEMBER 30, 1996    JUNE 30, 1996    JUNE 30, 1997
                                              ------------------    ------------------    -------------    -------------
STATEMENT OF OPERATIONS DATA:
Revenues...................................       $8,738,410           $ 10,373,664        $ 7,935,579     $  13,868,965
Costs and expenses.........................
Cost of goods sold.........................        7,292,232              8,599,241          6,341,812        10,802,824
Selling, general and administrative........        1,212,829              3,186,718          2,025,573         4,256,888
Depreciation and amortization..............           68,510                219,176            171,180           312,320
Research and development...................           34,000                 57,250                -0-               -0-
                                              ------------------    ------------------    -------------    -------------
Income (loss) from operations..............       $  130,839           $ (1,688,721)       $  (602,986)    $  (1,503,067)
Interest income............................              -0-                121,256             28,119            69,366
Interest expense...........................          (72,881)               (98,520)           (56,541)          (32,036)
Income (loss) before taxes.................           57,958             (1,923,376)          (830,915)       (1,540,397)
Provision (benefit) for taxes..............           19,099                (29,896)               -0-               -0-
                                              ------------------    ------------------    -------------    -------------
Net income (loss)..........................       $   38,859           $ (1,893,480)       $  (830,915)    $  (1,540,397)
                                              ------------------    ------------------    -------------    -------------
                                              ------------------    ------------------    -------------    -------------
Net income (loss) per common and common
  equivalent share.........................       $     0.02           $      (0.72)       $     (0.34)    $       (0.51)
Number of shares used in computing net
  income (loss) per common and common
  equivalent share.........................        1,725,000              2,633,400          2,464,185         3,044,799

OTHER DATA:
Deficiency of earnings to cover fixed
  charges (1)..............................          (75,865)            (1,705,795)          (875,924)       (1,753,535)

                                                      SEPTEMBER 30,
                                              ------------------------------
                                                 1995               1996         JUNE 30, 1997
                                              -----------        -----------     -------------
BALANCE SHEET DATA:
Cash and cash equivalents................     $   222,367        $ 2,342,011      $  1,338,747
Working capital..........................         179,739          3,423,313         1,435,565
Other assets.............................         459,670          2,666,387         3,956,083
Total assets.............................       2,961,550          7,809,782        10,291,424
Current liabilities......................       2,322,141          1,720,082         4,899,776
Long-term liabilities....................         340,612                -0-           896,940
Stockholders' equity.....................         298,797          6,089,700         4,494,708

---------------

(1) Deficiency of earnings available to cover fixed charges consist of earnings (losses) before income taxes. Fixed charges consist of interest on debt and the interest component of rent expense (deemed to be one-third of the total).

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

     The Company has divided its operations for "Segment Reporting" purposes into two segments: (a) Sale, preparation, installation and servicing of computer hardware and software products (the "Products Segment"); and (b) Internet programming, web hosting, design of Internet systems such as shopping malls, on-line gaming systems, payment systems and video streaming, training in the use of computer software, animation services, and interactive and CD ROM design services (the "Services Segment"). The Company first reported operations based upon segments for the fiscal year ended September 30, 1996. These segment results were influenced by the fact that during the fiscal year ended September 30, 1996, the Company's Internet activities were essentially in a developmental stage. During the current fiscal year, the operating revenues from the Services Segment will be considerably higher than in the prior fiscal year, both in terms of dollar amount and percentage of sales, as will the identifiable assets used in the Services Segment. However, the Company makes no prediction as to the operating results of the two segments. For a further discussion of operations, see "Business."

     For the fiscal year ended September 30, 1996, operating results on a segment basis were:

                                                      PRODUCTS      SERVICES
                                                      SEGMENT       SEGMENT      CONSOLIDATED
                                                     ----------    ----------    -----------
Sales to unaffiliated customers...................   $9,732,322    $  641,342    $10,373,664
Operating loss....................................      267,482       359,751      1,688,721*
Identifiable assets...............................    3,442,760     1,132,253      7,809,782**

      * Includes $1,061,488 of unallocated corporate overhead including executive salaries of $389,000 and overhead including rent, payroll charges for administrative staff including accounting, human resources, MIS and other support personnel and professional fees.

     ** Including corporate assets not allocable to a particular segment of $3,234,769.

RESULTS OF OPERATIONS

NINE MONTHS ENDED JUNE 30, 1997 COMPARED WITH NINE MONTHS ENDED JUNE 30, 1996

REVENUES. Consolidated revenues for the nine months ended June 30, 1997, compared to the same period in 1996, increased approximately 75% from approximately $7.9 million to approximately $13.9 million. This increase was spread across all aspects of the Company's business. The Company intends to focus its future operations primarily in the areas of Internet related activities, sales of high-end computer products and systems, training, interactive development and web site development.

COST OF REVENUES. Cost of revenues for the nine months ended June 30, 1997 were approximately $10.8 million, or approximately 78% of revenues, as compared to approximately $6.3 million or approximately 80% of revenues for the comparable period in fiscal 1996. The increase in gross profit margin was due to the fact that an increased percentage of sales came from sales of services (which generated higher profit margins) rather than sales of products. In addition, product sales of more sophisticated computer systems, which required greater pre-sales, and after market customer assistance, and therefore generated higher profit margins, increased.

SELLING, GENERAL AND ADMINISTRATIVE. For the nine months ended June 30, 1997, selling, general and administrative expenses increased from approximately $2,026,000 (or 26% of Revenues) to approximately $4,257,000 (or 31% of Revenues). This increase was due primarily to an increase in payroll for corporate administrative personnel and sales personnel, technicians and engineers in all areas of operations. In addition, general overhead increased as a result of the relocation and expansion of the Company's facilities. Starting in January 1997, the Company commenced an internal cost cutting program. Specifically, it has consolidated all of its operations at 295 Lafayette Street, New York, New York and surrendered its premises at 611 Broadway, New York, New York. This was made possible by the exercise by the Company of an option to lease additional space at its corporate headquarters at a price of $4.00 per square foot.


NET LOSS. For the nine month period ended June 30, 1997, the Company incurred a net loss of approximately $1,540,000 as compared to a net loss of approximately $831,000 for the corresponding nine month period ended June 30, 1996. The Company expects that as a result of the expansion to be undertaken it may incur further operating losses during fiscal 1998 due to the fact that it will incur and recognize certain expenses (such as marketing costs) in advance of the receipt and recognition of revenues expected to be generated by such increased expenditures.


TWELVE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1995

     The financial statements contain results of operations for the twelve-month period ended September 30, 1996 and the nine-month period ended September 30, 1995. The Company received the proceeds of its public offering on February 1, 1996. These facts should be considered in reading the following discussion.

REVENUES. Revenues increased from $8,738,410 in fiscal 1995 to $10,363,664 in fiscal 1996 because of the longer fiscal year. In the fiscal year ended September 30, 1995, revenues from Internet operations were small, and no other segment of the Company's business accounted for 10% of gross revenues, operating income/loss and identifiable assets of the Company. While the Company's actual revenues are not steady on a month by month basis, for comparison purposes only, average monthly revenues in fiscal 1996 were approximately $864,000 as contrasted with average monthly revenues in fiscal 1995 of approximately $971,000. This decline is due to a substantial reduction in the sales of Apple computer products, which produced large sales numbers because of the price of the products, being sold. The Company is replacing these sales in part with sales of other products and with Internet related sales, training and service. The Company anticipates that, in the future, a greater percentage of revenues will result from Internet related sales which have higher gross profit margins.

COST OF REVENUES. Cost of revenues remained constant from fiscal 1995 to fiscal 1996 at approximately 82%. However, gross profit margins for the three and nine month periods ended June 30, 1996 were 23% and 20%, respectively. The gross profit margin for the three month period ended September 30, 1996 was 7%. The fourth quarter results of operations were negatively impacted by a number of events and adjustments, all of which adversely impacted gross margins. In particular, (a) the Company reflected a reclassification of approximately $100,000 from selling, general and administration to cost of revenue to more accurately reflect direct expenses of the Internet operations; (b) established a reserve of $90,000 for returned merchandise allowances primarily with Apple Computer, Inc., because of the Company's de-emphasis of its business with Apple and the Company's assessment of Apple's financial situation; and (c) various year-end adjustments of approximately $100,000. In addition, the Company relocated its operations in the fourth quarter of fiscal 1996, which adversely impacted revenues and gross profit margins.

NET INCOME (LOSS). Approximately $220,000 of the Company's loss before taxes in 1996 was due to depreciation and $257,000 was due to the write-off of debt issuance costs related to a debt incurred prior to the initial public offering. The balance of the loss (in the amount of $1,416,480) can be traced directly to selling, general and administrative costs. Within this category, a substantial portion of such costs was related to payroll. The monthly payroll of the Company increased from $162,233 for the month of October 1995 to $308,115 for the month of October 1996. This increase in payroll was primarily for corporate administrative personnel and sales personnel, technicians and engineers in all areas of operations. A portion of the Internet engineering payroll ($130,000) was capitalized. In the initial phases of operation, such increased payroll resulted in no significant revenue. This negative trend continued in the fourth quarter so that selling, general and administrative costs as a percentage of revenues increased from approximately 22% in the quarter ended December 31, 1995 to approximately 48% in the quarter ended September 30, 1996. The Products Segment in the year ended September 30, 1996 had an operating loss of approximately $267,000. For the nine months ended September 30, 1995, the Products Segment had an operating profit of approximately $71,000. The cost of revenues for the Products Segment for both fiscal years was approximately 85%. The reason for the loss in 1996 can be traced to (a) an increase in payroll of approximately $650,000 for the hiring of additional sales staff and computer technicians offset by (b) a decrease in other selling, general and administrative expenses of approximately $150,000, and (c) an increase in gross profits of $200,000 based on increased revenues of approximately $1,300,000. As noted above, the Company's focus is shifting toward its Internet operations. The Company believes that the increase in sales staff and technicians in the Products Segment will lead to future business for its complimentary Services Segment.

     Expenditures for research and development increased by $23,250 to $57,250. This increase was for Internet programming work done by the Company in setting up its Internet network.

     As a result of the above, the Company reported a net loss for 1996 of $1,893,480 or $0.72 per share as opposed to the reported net income in 1995 of $38,859 or $0.02 per share.

LIQUIDITY AND CAPITAL RESOURCES

     The Company (through its NAFT subsidiary) has a Revolving Credit Agreement with NationsCredit ("Nations") which may be used to finance its accounts receivable and inventory up to a maximum of $3 million. The availability of credit is based upon the balance of collateral available which is 80% of its current accounts receivable and 100% of its inventory. As of June 30, 1997, the Company had an outstanding balance of approximately $2.2 million, which was the maximum available under the formula. Such obligation is secured by a continuing security interest in the accounts receivable and inventory of NAFT, and guaranties and cross guaranties of the Company and its other subsidiaries. The borrowings bear interest at the prime rate plus 1.75%. Pursuant to the terms of these agreements, NAFT is required to maintain certain liquidity ratios which the Company is currently maintaining; (a) tangible net worth plus indebtedness subordinated to amounts owed to Nations, less prepaid expenses, officer/employee receivables and other intangible assets of not less than $1.4 million at the end of each fiscal quarter, and (b) a ratio of total liabilities to tangible net worth of no greater than 2.5 to 1 at the end of each fiscal quarter. As of June 30, 1997, NAFT had a tangible net worth of approximately $1.45 million and a ratio of total liabilities to tangible net worth of 2.4 to 1, therefore keeping the Company in complaince with all requirements. As of March 31, 1997, NAFT had a tangible net worth as defined in the Credit Agreement of approximately $1.2 million and a ratio of total liabilities to tangible net worth of 2.9 to 1. The shortfall in tangible net worth arose because of certain intercompany transactions. Nations formally waived the default in May 1997. Since the Company's NAFT subsidiary is currently operating with a small profit, the Company believes that it will be able to maintain compliance with all required liquidity ratios. While the Credit Agreement gives Nations the right to demand repayment ifi it deems itself "insecure." Nations has given the Company no indication that it is considering utilizing this provision. Furthermore, incurring losses as the Company builds its new businesses was anticipated in setting its covenants with Nations in October 1996. The Company deems its relationship with Nations to be normal.

     The Company had a negative cash flow of approximately $1 million for the nine months ended June 30, 1997. This resulted in part from a cash loss in operations of approximately $2.7 million which represents a net loss of approximately $1.5 million, and an increase in accounts receivable of approximately $2.2 million (offset in part, by the increase in accounts payable of approximately $600,000). In addition, the Company purchased property and equipment in the amount of approximately $1.6 million and increased long-term borrowings by approximately $1.2 million.

     Due to the Company's negative cash flow from operations and past and future expenditures under its aggressive program of capital expenditures, the Company has increased its borrowings under its Credit Agreement, and obtained a chattel mortgage on its furniture and certain computer equipment in April 1997 in the amount of $874,000 from FINOVA Capital Corporation. Such loan is for a term of three years bears interest at 12.19% per annum and is self-liquidating over its term.


     To continue its pattern of growth, the Company must raise additional capital and there can be no assurance that such capital will be available when and as needed by the Company, or at a reasonable cost.


FORWARD LOOKING STATEMENTS

     The foregoing Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements. Due to the fact that the Company faces intense competition in a business characterized by rapidly changing technology, actual results and outcomes may differ materially from any such forward looking statements. Future results of operations are, in general, difficult to forecast due to the fast moving pace of the industry.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on weighted average number of shares actually outstanding during the year and excludes any potential dilution; diluted EPS includes the effect of potential dilution from the exercise of dilutive stock options and warrants into common stock using the treasury stock method. SFAS 128 is effective for financial statements issued for periods ending after December 31, 1997, including interim periods, and earlier application is not permitted. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.

                                    BUSINESS

     Bell Technology Group Ltd. (the "Company"), is a diversified computer products and service company which focuses its operation on providing sophisticated computer/Internet business solutions to larger companies which are engaged primarily in the graphics arts, advertising, publishing, entertainment and financial industries. The Company has the ability to advise clients on the various computer solutions available, provide, install and service such solutions and then assist the client in properly utilizing the benefits to be gained from using the World Wide Web (the "Internet"). The Company has authorizations to sell and service equipment from hardware manufacturers such as Silicon Graphics, Inc., Sun Microsystems, Inc. and Cisco Systems, Inc. and software manufactures such as Microsoft Corporation, Netscape Corporation, Alias/Wavefront Inc. and Checkpoint Software Corp. As a result of its growing experience in the use of the Internet in commercial applications, the Company has done substantial work in the areas of video streaming, security in credit card transactions, and the creation of "shopping carts" for catalog sales companies.

  INTERNET SERVICES

     The Internet services industry is comprised of many large, mid-sized, and small companies engaged in a number of Internet-related activities including Internet access, World Wide Web site design, Internet software development and related consulting services. The Internet is a worldwide network of public and private computer networks that link individuals, commercial organizations, government agencies and educational institutions by means of a common communication standard. Recent technological advances, including improvement in network topologies and the development of easy-to-use graphical user interfaces, combined with cultural and business changes, have led to the Internet being integrated into the activities of individuals and the operations and strategies of commercial organizations. However, direct access to the Internet is, in general, prohibitively expensive for many organizations and individuals, without the assistance of an Internet Access Provider, such as the Company, which has the technological and other resources necessary to provide the connection. In addition, while there has been significant media interest in use of the Internet by consumers, business and professional organizations currently represent a more significant percentage of Internet use. In June 1995, the Company, in order to take advantage of the rapid growth in Internet usage by commercial organizations began providing Internet-related services to such organizations.


     During the past fiscal year, the Company has spent over $2 million building a state-of-the-art network operations center at its new location. The 2,000 square foot network operations center offers customers the ultimate in network connectivity. Connected to three Tier I Internet carriers via redundant fiber optics, and providing connectivity to leased line clients via an OC-12 on the NYNEX SONET ring, the Company is poised to service the most demanding companies in New York City. Additionally, the network operations center offers secure on-premises co-location services for those clients focused on Internet publishing on the World Wide Web.


     With its staff of Internet engineers and systems administrators, the Company offers multiple platforms for World Wide Web hosting and development, and is continually working on new and unique approaches to the use of the Internet for business solutions. The Company's state-of-the-art network operations center (located at its corporate headquarters) provides sophisticated Internet connectivity available for direct, high-speed Internet connections and World Wide Web hosting and co-location facilities. The Company assists its clients with web development and hosts their web sites by providing the appropriate hardware, network and maintenance services. The Company operates this aspect of its business on a highly personalized level as opposed to using a mass market approach, paying particular attention to the particular needs of its clients. The Company firmly believes that facilities-based Internet services are the future of the industry. Major corporations, which have web hosting and/or co-location services, such as MSNBC Desktop Video and General Media International, are invited to work closely with the Company at its facility in setting up and managing sites.

     Among the services and products offered to its clients is video streaming -- a process whereby a user can view video transmissions while downloading the video file. This allows companies like MSNBC Desktop Video to distribute live video feeds to its customers. The Company is also working with a major international magazine publisher to stream multiple channels of video, each carrying its own content, to the Internet using public. In effect, this enables the magazine publisher to produce its own "cable-like TV experience" without regard to geographic boundaries.

     Among the marketing approaches developed by the Company are Internet based commerce solutions, which include secure credit card transaction processing, a shopping cart for browsing and purchasing merchandise on-line, and audio/video streaming technologies that allow for, among other things, pay-per-view programming. The Company is able to create multi-media web sites and provide high-speed access to the Internet for the client/user. This technology enables users to make use of the Internet to complete "on-line" transactions. For example, the Company is bringing a substantial catalog sales company on-line, to enable it to increase sales and market share by completing transactions over the Internet.

     BASIC INTERNET ACCESS: The Company provides dedicated Internet access to corporations and other commercial entities. The Company offers four commercial connection bandwidths: 56 Kbps, 128 Kbps, T-1, and T-3, and the hardware necessary for basic Internet access, including routers and CSU/DSUs. The bandwidth, or capacity of a physical network to carry traffic, of a dedicated digital line is far greater than that possible through use of a conventional modem. Greater bandwidth allows faster connection and downloading capabilities for subscribers. Businesses with medium to large LANs and WANs often require the bandwidth offered by dedicated digital lines.

     A direct link between a commercial subscriber's LAN or WAN and the Internet through the Company gives a subscriber the ability to use all the tools available on the Internet. A direct link involves a leased line, provided by a local telephone service provider, between the subscriber's location and the Company's multi-path (or "redundant") backbone connection to the Internet. The Company derives Basic Internet Access revenues from initial connection charges and monthly service fees, both of which vary directly with the bandwidth chosen. Each commercial subscriber receives a numerical Internet address, a descriptive domain name, and 24-hour access to the Internet.

     The Company also offers three levels of protection against unauthorized access to private communications, depending on subscriber needs: (i) router configuration, (ii) host configuration, and (iii) firewall design and configuration. Router configuration involves the filtering of information requests. Host configuration involves the determination of who is authorized to access information. Firewall design, which is the most secure form of protection against unauthorized access available, involves the interposition of certain physical devices and barriers between a LAN and the Internet.

     The Company assists subscribers in achieving full integration of their existing LAN or WAN into the Internet once the basic Internet connection is established. Where commercial subscribers utilize standard internal e-mail applications, such as QuickMail or cc:Mail, the Company is able to assist them with the setup of a mail gateway for proactive mail delivery to the desktop. In addition, the Company provides a configuration service for LAN-based computers by installing and configuring Internet-related software needed for applications such as (i) File Transfer Protocol ("FTP"), an application which allows an Internet user to retrieve entire files and documents from remote databases and networks, and (ii) telnet, a utility which allows users to log-on to remote systems easily.

     Other services offered by the Company to it's customers include Internet access, ISDN, leased lines, web hosting, programming, firewall, network security and system design services. Due to the existence of its sales and service operation the Company is able to offer customers support and services on all major operating systems including UNIX, IRIX, Windows NT and Mac OS. However, the Company does not intend to go into the consumer "dial-up" market. The Company also provides consulting services in the areas of inter-networking, computer and network security, network design and network operations.

  PRODUCT SALES AND SERVICE

     The Company has been shifting its emphasis from the sale of low margin products with intense price competition such as Apple to higher-end, higher margin hardware products such as Silicon Graphics, Integraph, Sun Microsystems, Cisco, Digital Equipment, and software products such as SoftImage, Alias/Wavefront and Avid. These products are generally not purchased through mail order (as are Compaq and Apple products, for example) and require a higher level of sales effort and after-market support such as training.

     The Company services the products, which it sells by providing, warranty repair services as well as contract support of system software and hardware. Hardware contracts are issued for a fixed price and for a fixed term.

Contracts for software support and maintenance are issued on the basis of prepaid hours where a customer prepays for a block of hours, which may be used at any time. Payments for service contracts are accounted for ratably over the period of the contract. Payments for prepaid hours are accounted for as the hours are used.

     When requested by the client, the Company will prepare all equipment sold by it by loading customer programs, connecting equipment to a network, and servicing the client's hardware and software. The Company is authorized to carry out warranty and other repairs on many of the products, which it sells. However, the Company does not consider its repair and service activity to be a mainstream activity but rather a service, which is maintained for the convenience of its clients.

  TRAINING

     The Company maintains several classrooms at its headquarters facility, which it rents out to corporations for the training of their professional staff. The Company also provides training at the client's site on a national basis. The Company provides a variety of modern operating equipment and current programs, together with instructors to teach how to use such equipment and programs. Some instructors are on staff and others are hired on a freelance basis, as needs dictate. The Company typically charges a fixed price depending upon the size of the class, the complexity of the group and the equipment required.

     In September 1996, the Company began an aggressive program to market its in-house training facilities. The Company provides training services for the more sophisticated computer software program which it sells. Training is marketed to large advertising and publishing firms, banks, large financial institutions, clothing manufacturers, and the like, which send their personnel to the Company's facility to attend one to five day programs. The Company's modern classrooms at its corporate headquarters can accommodate groups of up to
150. Training rooms are equipped with modern hardware, computer desks and other appropriate classroom equipment and various programs are loaded into equipment as required by the users. In addition, T-1 access is provided in each classroom for use in teaching Internet usage and programs. Course materials and training methodology are custom developed to fit each client's specific needs. The Company markets it training on a value-added basis, rather than as a price-focused commodity product. The Company intends to expand this operation into a significant source of revenue. The Company also provides training sessions at its customers' sites. In such events, it provides trainers, materials and any software or special hardware required.

     The Company is a training center for Alias/Wavefront for the New York City Metropolitan area. Alias programs are used for high-end (e.g. broadcast and film) animation, 3-D modeling, and rendering. The Company is also an authorized training provider for Macromedia Authorware/Director. Training is provided on a wide range of platforms, including PC, IRIX and Mac OS.

  INTERACTIVE DEVELOPMENT

     The Company's graphic arts capabilities include creating and assembling World Wide Web sites, interactive applications such as computer based training and promotional sales material. The Company works with content providers such as marketing firms to provide the technical and design aspects of a project for large-scale multimedia projects including sites to be used on the Internet.

     The Company designs internal communications products used by businesses for computer based in-house training and Intranet development. In addition, the Company provides front-end interfaces and graphics for database driven web sites.

     The Company's main areas of digital design development include animation, interactive and web production. The animation capability extends to working in Alias and SoftImage (the two animation packages with the greatest market share) and to render work on a state-of the-art render farm from Silicon Graphics. The Silicon Graphics render farm is made available to major national broadcast companies which rent time on the farm when the Company is not using it. The Company's Authorware division is responsible for creating computer-based training and computer-based sales tools for major corporations. Most recently, the Company has leveraged its Internet knowledge and instructional design expertise to develop interactive training applications with rich multi-media content for delivery over corporate Intranets. The Company recently completed an intranet based interactive training program utilizing Macromedia Shockwave technology for an international pharmaceutical company.

     The Company provides consulting and project management services for companies making the transition from print to electronic to Internet presentations and is currently doing such project for the largest and oldest industrial directory of products and services in the world.

  COMPETITION

     The Company engages in an array of technology and computer related businesses, each of which carries its own particular commercial and financial risks. All of the businesses in which the Company engages faces competition from significantly larger and better capitalized companies.

     The market for Internet access services is extremely competitive. There are no substantial barriers to entry in this industry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends upon a number of factors including the pricing policies of its competitors and suppliers; the timing of introductions of new products and services by the Company and its competitors; and the Company's ability to maintain or exceed industry service standards. The Company expects that, because of the specialized nature of the Internet services business, it may initially enjoy a competitive advantage because of its existing knowledge of the advertising and publishing industries.

     The Company's current and prospective competitors in the Internet services industry generally may be divided into the following two groups: (1) other IAPs, such as UUNET, and its strategic partner Microsoft, PSI, NETCOM, BBN, and other national and regional providers; and (2) telecommunications companies, such as AT&T, MCI, Sprint, MFS, WilTel, the RBOCs and various cable companies. All of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personal resources than those available to the Company.

     Although most of the established telecommunications companies currently offer only limited Internet access, many have announced plans to offer expanded Internet access capabilities. The Company expects that all of the major telecommunications companies will compete fully in the Internet access market. The Company believes that new competitors, including large hardware, software, media and other technology and telecommunications companies will enter the Internet access market, resulting in even greater competition for the Company. Certain companies, including America On-Line, GTE and PSI, have obtained or expanded their Internet access products, services and customer bases as a result of acquisitions. Such acquisitions may permit the Company's competitors to devote greater resources to the development and marketing of new and existing competitive products and services. In addition, the ability of some of the Company's competitors to market other products and services with Internet access services could place the Company at a competitive disadvantage. For example, certain of the Company's competitors which are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of their Internet access solution and significantly increasing price pressure on the Company.

     As a result of increased competition, the Company expects to encounter significant pricing pressure in each of its business areas, which in turn could result in significant reductions in the prices that the Company can charge for its services. There can be no assurance that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenues from enhanced services, cost reductions or otherwise. In addition, the Company believes that the Internet access and on-line services businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition in the industry. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to successfully meet its competition. See "Risk Factors -- Dependence upon Chief Executive Officer; Need to Manage Growth and Expansion."

     As a reseller of computer and peripheral equipment to business organizations, the Company faces intense competition from mass marketing channels in which price-cutting is the dominant form of competition. Over the past decade, technological improvements have been accompanied by a consistent decline in prices. This decline in prices has resulted in decreasing profits margins. Consequently, in order to achieve and maintain profitability, the Company must attain increased sales in this area of the business, or achieve greater sales in other areas of the business, which have higher profit margins. Furthermore, as companies hire their own internal computer specialists, the companies are in a better position to fulfill their computer needs through mail order purchases at lower prices than the Company can provide.

     The market for new commercial computer equipment is characterized by rapid technological advancements, intense competition and the use of mass marketing channels in which price-cutting is the dominant form of competition. The Company can be distinguished from other computer equipment providers on the basis of added services, such as consultation and advisory services, and its ability to work with clients in the more sophisticated areas of computer usage such as 3D animation, training and Internet access, which the Company's sales and technical staff is trained to provide.

     The market for the servicing of computers and peripheral equipment is a local market. As a result, the Company's main competitors are local New York City computer resellers. The Company has scaled back its computer service and repair operation and offers it primarily as a convenience to its clients.

     The Company relies on other companies to supply certain components of its computer inventory, service and diagnostic equipment, as well as its network infrastructure (including telecommunications services and networking equipment) which, in the quantities and quality required by the Company, are available only from sole or limited sources. The Company has in the past, and may from time to time, experience delays in receiving telecommunication services and shipments of merchandise. There can be no assurance that the Company will be able to obtain such telecommunication services and merchandise on the scale and at the times required by the Company at an affordable cost.

  EMPLOYEES


     As of October 30, 1997, the Company employed approximately 75 full time and 10 part time employees. Of the full time employees, approximately 10 are in management positions, 10 are in administrative and support positions, 20 are in sales positions, and 35 are in technical, engineering, design and service positions. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that its employee relations are satisfactory.


  PROPERTIES

     The Company leases approximately 32,000 square feet of space in New York, New York, which it uses as its principal executive offices, sales, service and training center, shipping and receiving depot, for a term expiring the year 2007. The initial rent under the lease is $309,250, and escalates over the term of the lease to $563,547 in the year 2007. The Company intends to use a portion of the proceeds of the private placement to expand its facilities.


     The Company considers that, in general, its physical properties are well maintained, in good operating condition and adequate for its purposes.

  LEGAL PROCEEDINGS

     In January 1997, a company, which allegedly provides website services, commenced an action in the Supreme Court of the State of New York, County of New York against General Media International Ltd., the Company and two individuals. The complaint alleges that the Company tortiously interfered with the plaintiff's contractual and business relations with General Media International, Inc. The Company believes that the action against it is without merit and intends to vigorously defend itself. No papers have been filed in the action since the original summons and complaint filed by the plaintiff and the answer by the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The following sets forth information with respect to the executive officers and directors of the Company as of the date of the Prospectus.


NAME                     AGE     POSITION
---------------------    ---     -----------------------------------
Marc H. Bell             30      Chairman, Chief Executive Officer
                                   and Director
Robert B. Bell           58      Executive Vice President, Chief
                                   Financial Officer and Director
William T. Jahnke        43      Vice President
Marc Jaffe               30      Vice President
Alan Levy                35      Treasurer (Chief Accounting
                                   Officer)
Scott Safran             41      Vice President -- Training &
                                   Interactive Development
Tsuyoshi Shiraishi       52      Director
Martin Fox               62      Director
Dr. Richard Videbeck     73      Director
Lord St. John of         40      Director
  Bletso


     MARC H. BELL has been the President and Chief Executive Officer since he founded the Company in 1989. He has had more than eight years of experience in the computer industry. Mr. Bell has a B.S. degree in accounting from Babson College and an M.S. degree in Real Estate Development and Investment from New York University.

     ROBERT BELL has served as Executive Vice President and Chief Financial Officer of the Company and its corporate predecessor since 1994. Prior to joining the Company, Mr. Bell was a practicing attorney in New York City for more than five years. Prior to 1994, Mr. Bell was for many years also an Adjunct Professor at New York University. He is primarily responsible for the Company's financial policies. Robert Bell is the father of Marc H. Bell.

     WILLIAM T. JAHNKE has been a Vice President of the Company since March 1997 and the Director of Corporate Sales of the Company since August 1995. Prior to joining the Company, Mr. Jahnke was president and chief operating officer of Vernon Computer Rentals and Leasing from February 1989 to December 1994, where he pioneered and implemented a nationwide asset management program for Apple which is used by several thousand U.S. sales representatives. Mr. Jahnke received a B.S. Degree in Computer Science from Seneca College in 1975.

     MARC JAFFE a Vice President of the Company since March 1997 and Director of On-Line Services, joined the Company in early 1995 to run the Company's Internet services business. Prior to joining the Company, Mr. Jaffe had extensive experience in the use of computers and telecommunications in the advertising and marketing industry. Mr. Jaffe recently developed an Internet-focused marketing strategy that won the prestigious CreaTech Award, presented by ADVERTISING AGE magazine, and has spoken at numerous Internet conferences sponsored by Apple Computer. Prior to joining the Company, Mr. Jaffe was a department manager at Sid Patterson Advertising Inc. in New York City since 1989. Mr. Jaffe graduated from Colgate University in 1989, where he received a Bachelor of Arts Degree.

     ALAN LEVY joined the Company as Treasurer and Chief Accounting Officer in February 1997. From March 1994, to February 1997, Mr. Levy was the Assistant to the Vice President of Finance of Del Laboratories, Inc., a manufacturer and wholesaler of cosmetics and over-the-counter pharmaceuticals. Prior to that, Mr. Levy was a Technical Manager with the American Institute of Certified Public Accountants from August 1990 to March 1994. He is a Certified Public Accountant and received his Bachelor's degree in Public Accounting from Long Island University, C.W. Post Campus.

     SCOTT SAFRAN has been Vice President-Training and Interactive Development since June 1997 and the Director of Corporate Training since joining the Company in March 1996. Prior to joining the Company he was a

Senior Account Executive at IBM Skill Dynamics Corporation from December 1994 to October 1995. From December 1989 to December 1994 Mr. Safran was in various sales positions with AT&T Networking Systems. Mr. Safran has a Bachelor of Arts in English Literature and Master of Business Administration degrees from St. John's University.

     TSUYOSHI SHIRAISHI has been a director of the Company since July 1, 1994. Mr. Shiraishi has been the Chairman of Century World PTE Ltd., an investment consulting firm and the Managing Director of Harpoon since 1992. Prior to that, Mr. Shiraishi was the Director of Marketing & Investment for Kajima Overseas Asia PTE Ltd., a subsidiary of Kajima Corporation, an international construction company, since 1990. In addition, since 1990, Mr. Shiraishi has been Vice Chairman of Century International Hotels, which operates and manages 17 hotels in the Pacific Rim. He is the sole shareholder of Harpoon. Mr. Shiraishi is a Japanese citizen and a resident of Singapore.

     MARTIN FOX has been a director of the Company since October 1995. Mr. Fox has been, for more than five years, the President and a director of Initio, Inc., a publicly owned mail order retailer of consumer products.

     RICHARD VIDEBECK has been a director of the Company since October 1995. Since 1983, Dr. Videbeck has been an independent consultant in consumer risk analysis, particularly for retailers and banks. From 1974 until 1986, Dr. Videbeck was a professor of sociology at the University of Illinois at Chicago. From 1974 until 1977, Dr. Videbeck was the Dean of the Doctor of Arts Program of the Graduate College of the University of Illinois at Chicago.


     ANTHONY ST. JOHN, LORD ST. JOHN OF BLETSO has been a director of the Company since October 1997. Lord St. John is a member of the House of Lords of Parliament of the United Kingdom. He serves on the European Union Select Committee A on Trade, Finance and Foreign Affairs. He also serves as a consultant to Merrill Lynch and is a registered representative of the London Stock Exchange. Lord St. John has a Bachelor of Science in Psychology, a Bachelor of Arts in Law from Cape Town University and a Masters in Law from London University. Lord St. John of Bletso is a citizen and resident of the United Kingdom.



     The directors serve until the next annual meeting of the Company's stockholders and until their respective successors are duly elected and qualified or until their earlier resignation, death or removal. Officers are appointed by, and serve at the discretion of, the Board. Marc H. Bell has entered into an employment agreement with the Company. See " -- Employment Arrangements."


OTHER KEY EMPLOYEES

     MARC MANDEL, 30, currently serves as the Director of Publishing Sales and is an Internet Sales Account Executive for the Company. Mr. Mandel has been with the Company since August 1993. Prior to joining the Company, Mr. Mandel was President of Desktop Designs Ltd., a VAR of Apple and Silicon Graphics systems, which he founded in 1986. Mr. Mandel has degrees in Marketing and Management from Western New England College.

     JERROLD HOFFMAN, 52, the Company's Director of Purchasing since January 1994, has extensive experience in purchasing, production, sales and budgeting. Prior to joining the Company, Mr. Hoffman served for eight years as production manager at A. Kamhi, Inc., an apparel manufacturer. He received his Bachelor's degree in economics from Hunter College.

     RICHARD TOPOLEWSKI, JR., 35, has been the Company's Director of Internet Sales since May 1997. Mr. Topolewski has thirteen years experience in the telecommunications industry. Prior to joining the Company, Mr. Topolewski was the Director of Northeast Agent Sales for MFS Communications from February 1993 through May 1997. Prior to that, he was with Metromedia Communications as National Sales Manager from November 1990 through February 1993. He received a Bachelors of Science from Johnson and Wales University in Business Management.

BOARD COMPENSATION

     Each director of the Company who is not employed by the Company, and who does not beneficially own more than 5% of the outstanding Common Stock of the Company, receives (i) the sum of $1,000 per meeting attended by such outside director and (ii) an annual grant of options to purchase a total of 3,000 shares of Common Stock. Such options are immediately exercisable, have a ten-year term, subject to certain restrictions, and are exercisable at the fair market value of the Common Stock at the date of the grant. Of the current board members, only Mr. Fox, Dr. Videbeck and Lord St. John of Bletso are entitled to receive such compensation. The stock options granted to them expire in October 2005, October 2006 and are exercisable at $6.125, respectively. In addition, at the discretion of the Board of Directors, directors may be reimbursed for reasonable travel expenses in attending Board and committee meetings.


EXECUTIVE COMPENSATION

  SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the compensation received for services rendered to the Company during the past three fiscal years by Marc H. Bell, the Chief Executive Officer. No other executive officer received compensation in excess of $100,000 during any of the past three fiscal years.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                             NAME AND
                        PRINCIPAL POSITION                            YEAR       SALARY
-------------------------------------------------------------------   ----      ---------
Marc H. Bell.......................................................   1996       $165,000
  President and Chief                                                 1995         45,000
  Executive Officer                                                   1994(1)     149,000

         ---------------------------------

         (1) Prior to July 1, 1994, the Company was a Subchapter S corporation for purposes of the Internal Revenue Code. The amount shown is for a twelve-month period and includes dividend distributions made by the Company.

STOCK OPTION PLAN

     The Company has adopted the 1995 Stock Option Plan (the "Stock Option Plan"), pursuant to which options to acquire an aggregate of 360,000 shares of Common Stock have been reserved for issuance to employees, officers or directors of, or consultants to, the Company. The Board has discretionary authority to determine the types of stock options to be granted, the persons eligible to receive stock options, those to whom options may be granted, the number of shares to be subject to such options, the exercise price of such options and the terms of the stock option agreements. The exercise price may be paid in cash, certified or bank check, or in stock of the Company valued at its then fair market value. Options are non-transferable (including pursuant to a final divorce decree or property division settlement or agreement) except by will or by the laws of descent and distribution. The Company has filed a registration statement on Form S-8 with respect to the shares of Common Stock to be issued upon the exercise of the options granted under the 1995 Stock Option Plan.


     As of September 30, 1997, the Company had granted options to purchase 309,562 shares of Common Stock under the Stock Option Plan of which 301,564 options are unexercised. The unexercised number includes options to purchase 90,000 shares granted to Robert Bell, the Company's Executive Vice President; options to purchase 6,000 shares granted to Martin Fox, a director; and options to purchase 6,000 shares granted to Dr. Richard Videbeck, a director. The exercise price of all such options is $6.125 per share and the term of the options is ten years from the date of grant.

SHARE DEPOSIT AGREEMENT

     Pursuant to a Share Deposit Agreement between the Principal Stockholders, the Company and the Underwriter entered into in January 1996, the Principal Stockholders have deposited with the Company an aggregate of 420,000 of the shares of Common Stock owned by them. The Share Deposit Agreement was negotiated between the Principal Stockholders and the Underwriter as a means for the Principal Stockholders to demonstrate their confidence in the Company's future and their commitment to the Company. The Principal Stockholders retain the right to vote such shares during the term of the agreement. The shares so deposited by them will not be released until January 24, 2004 unless the Company reports "pre-tax net income" (as defined in the Share Deposit Agreement) in excess of $3,500,000 during the eight quarters ending March 31, 1998, in which event all of such shares will be released.

EMPLOYMENT ARRANGEMENTS


     In October 1995, the Company entered into an employment agreement with Marc
H. Bell, which extends for a period of five years, terminating on September 30, 2000. Pursuant to the terms of the agreement, Mr. Bell receives a base salary of $200,000 per year effective January 1, 1996. Mr. Bell's base salary will increase 5% per year for each year that the Company reports net income. Pursuant to his existing employment agreement, in the third quarter of fiscal 1997, the Company made loans to Mr. Bell bearing interest at 8.75% per annum in the amount of $145,408. Such loan matures in April, 2002 to the extent of $114,000 and in June 2002 for the balance. The agreement also provides for a severance payment to Mr. Bell in the event of a "change of control" of the Company equal to 2.99 times his average annual compensation, including bonus, during the term of the agreement.


     The Company has also entered into employment agreements with all of its executive and key personnel listed above. See "Management -- Executive Officers, Key Employees and Directors." Many of these agreements contain non-competition provisions in the event of termination for cause by the Company, or termination without cause by the employee.

     In addition to base compensation, the Company intends to reserve at the end of each fiscal year, a sum equal to ten (10%) percent of the consolidated net income of the Company (computed before provision for federal and state income taxes) (the "Bonus Pool"), for allocation among the officers of the Company and certain key employees (including Marc H. Bell). Marc H. Bell will receive an amount equal to 5% of the pre-tax income over $1 million (50% of the Bonus Pool to the extent, if any, that the Bonus Pool exceeds $100,000). The Board of Directors of the Company will determine the allocation of the Bonus Pool to other employees to the extent the Bonus Pool is in excess of Mr. Bell's allocable share as set forth above.

     The Company has obtained a key person life insurance policy on Mr. Bell in the amount of $1,000,000. The Company is the beneficiary of such policy.

LIMITED LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the By-laws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that the provisions discussed above are necessary to attract and retain qualified persons as directors and officers.

     The Company has been advised that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, such provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1997 by each beneficial owner of more than 5% of the outstanding shares thereof known to the Company, and by each director and executive officer named in the Summary Compensation Table and all executive officers and directors of the Company as a group, both before and after giving effect to this Offering.






                                                                     SHARES OF              PERCENTAGE OF OUTSTANDING
                    NAME AND ADDRESS OF                            COMMON STOCK                   COMMON STOCK
                    BENEFICIAL OWNER(1)                        BENEFICIALLY OWNED(2)          BENEFICIALLY OWNED(3)
------------------------------------------------------------   ---------------------        -------------------------

Marc H. Bell(4).............................................         1,802,142                          50.5%

Tsuyoshi Shiraishi (4)(5)
Harpoon Holdings, Ltd.
2 Handy Road, #11-09 Cathay
Building, Singapore 229233..................................           862,500                          25.0%

Robert B. Bell (6)..........................................            90,000                           2.5%

Martin Fox (6)
2001 Tonnelle Avenue
North Bergen, NJ 07047......................................             6,000                           *

Richard Videbeck (6)
3249 East Angler's Stream
Avon Park, FL 33825.........................................             6,000                           *

All executive officers and directors
as a group (9 persons) (7)..................................         1,822,142                          50.8%


---------------

*   Less than 1%

(1) The address for Messrs. Marc and Robert Bell is c/o Bell Technology Group Ltd., 295 Lafayette Street, New York, NY 10012.

(2) Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.


(3) Represents the number of shares of Common Stock beneficially owned as of September 30, 1997 by each named person or group, expressed as a percentage of all of the shares of such class outstanding as of such date.



(4) Includes the 862,500 Harpoon Shares which are subject to the October 1995 Irrevocable Proxy Agreement entered into between Harpoon and Marc H. Bell, pursuant to which Harpoon has granted Mr. Bell the sole right to vote the Harpoon Shares with respect to the election of the Company's directors. The Irrevocable Proxy Agreement terminates in October 2005. Also includes 420,000 Shares subject to the Share Deposit Agreement. See
    "Management -- Share Deposit Agreement." Also includes 90,000 shares with respect to which Robert Bell, the Company's Executive Vice President, and 30,000 with respect to which Leslie Bell, the Company's Assistant Secretary, have currently exercisable options to purchase. Robert Bell and his daughter Leslie Bell, have entered into an agreement pursuant to which Marc H. Bell, or in the alternative, the Company has the right to acquire any shares purchased pursuant to the exercise of such options for the fair market value of such shares on the date of exercise.



(5) Mr. Shiraishi, a director of the Company, is the sole shareholder of Harpoon. See "Management -- Executive Officers and Directors."

(6) The named individual has the right to acquire the number of shares shown above pursuant to a currently exercisable stock option.



(7) Includes currently exercisable stock options to purchase 140,000 shares.


CERTAIN TRANSACTIONS

     During the past two years, there have been no transactions between the Company and any of its officers, directors and/or principal stockholders other than the creation of five year, 8.75% term loans to Marc Bell in the amount of $145,408. Such loans, which mature in the third quarter of fiscal 2002, were made pursuant to Mr. Bell's Employment Agreement. See "Management -- Employment Arrangements."

                           DESCRIPTION OF SECURITIES

GENERAL

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.01 per share, and 500,000 shares of Preferred Stock, par value $.01 per share. The Preferred Stock may be issued with such rights, designations and privileges (including redemption and voting rights) as the Board may, from time to time, determine.

COMMON STOCK


     There are currently 3,448,450 shares of Common Stock outstanding. holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company. The holders of the Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any outstanding Preferred Stock. The Common Stock has no preemptive, redemption, conversion or other subscription rights. The outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock, which the Company may designate and issue in the future.



WARRANTS


     The Company has outstanding 661,150 Warrants to purchase shares of its Common Stock. The holders of the Warrants are entitled to purchase one share of Common Stock at a price of $7.70 per share at any time until January 23, 2001. Unless exercised, the Warrants will automatically expire on January 23, 2001. The Warrants are subject to redemption by the Company at a redemption price of $.10 per Warrant upon 30 days prior written notice to the holders of the Warrants. The redemption is conditioned upon the average closing bid quotation of the Common Stock as reported on Nasdaq, if traded thereon, (or if not traded thereon, the average closing price if listed on a national securities exchange or other reporting system that provides last sale price), having been at least 150% of the then current exercise price of the Warrants (initially $11.55 per share) for a period of 20 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption. The Warrants are exercisable until the close of business on the day immediately preceding the date fixed for redemption. The Company has agreed with the Underwriter not to redeem the Warrants during the twelve month period commencing on the date hereof without the Underwriter's prior written consent. The Warrant Agreement may be amended, subject to certain exceptions, by the Company and the warrant agent with the consent in writing of the holders of at least a majority of the Warrants.

PREFERRED STOCK

     The Board of Directors is authorized, without further stockholder approval, to issue up to 500,000 shares of "blank check" Preferred Stock in one or more series. The Board has the right to fix the rights, preferences, privileges and restrictions granted or imposed upon any unissued shares of Preferred Stock, fix the number of shares constituting any series and the designations of such series.

     The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. As of the closing of the Offering, no shares of Preferred Stock will be outstanding, and the Company currently has no plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, Section 203 of the Delaware Law prevents an

"interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the Board of Directors and the holders of at least 66 2/3% of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have the effect of discouraging takeover attempts, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

     The Company's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders. The Certificate of Incorporation and Bylaws leave to the directors the sole right to change the size of the Board of Directors and to fill vacancies on the Board of Directors. The Bylaws also establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for elections as directors or for stockholder proposals to be submitted at stockholder meetings.

     These and other provisions could have the effect of making it more difficult for a third party to effect a change in control of the Board of Directors and therefore may discourage another person or entity from making a tender offer for the Company's Common Stock, including offers at a premium over the market price of the Common Stock, and might result in a delay in changes in control of management. In addition, these provisions could have the effect of making it more difficult for proposals favored by the stockholders to be presented for stockholder consideration.

     The Company's Certificate of Incorporation also includes provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware Law and to indemnify its directors and officers to the fullest extent permitted by the Delaware Law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock and Warrants is Continental Stock Transfer & Trust Company.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Except as discussed below, all the Company's Securities will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.


     The Company currently has 3,448,450 shares of Common Stock outstanding. Of these, 1,682,142 and 400,000, respectively, shares of Common Stock were issued by the Company in private transactions in reliance upon the "private placement" exemption under Section 4(2) of the act in three separate transactions in July 1994 and October 1995 (1,682,142), and under Regulation S in September 1997 (400,000). The July 1994 and October 1995 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933 ("Restricted Shares").



     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned for at least one year shares of Common Stock which are treated as "restricted securities," including persons who may be deemed affiliates of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (approximately 34,485 shares); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION



     The following table sets forth certain information with respect to persons for whom the Company is registering the Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. Beneficial ownership of the Shares by such Selling Stockholders after this offering will depend on the number of Shares sold by each Selling Stockholder. Assuming all of the Shares being offered hereby are sold, none of the Selling Stockholders will beneficially own any Common Stock in the Company.



                                                                                                         SHARES
                                                                       SHARES                         BENEFICIALLY
                                                                 BENEFICIALLY OWNED                       OWNED
                                                                 PRIOR TO OFFERING     NUMBER OF     AFTER OFFERING
                     NAME AND ADDRESS OF                         ------------------     SHARES      -----------------
                       BENEFICIAL OWNER                          NUMBER     PERCENT     OFFERED     NUMBER    PERCENT
--------------------------------------------------------------   -------    -------    ---------    ------    -------
Hans Knettenbrecht
  Erbenheimer Weg
  65205 Wiesbaden
  Ausland AG..................................................    34,783      1.0%       34,783        0         0
Mathias von Marcard
  Kromberger StraBe 48
  60323 Frankfurt a. M........................................    26,087        *        26,087        0         0
Andreas Dulger
  Ludolph-Krell Str 55
  D-69120 Heidelberg Germany..................................    34,783      1.0%       34,783        0         0
Siegfried Piel
  Am Liehberg 1
  65779 Kelkheim..............................................    34,783      1.0%       34,783        0         0
Value Management and Research
  Flughafenstrada 21
  D-63263 New Isenburg Germany................................   113,043      3.3%      113,043        0         0
VMR High Octane Fund
  P.O. Box 71 Road Town
  Tortola, British Virgin Islands.............................   121,739      3.5%      121,739        0         0
Risk Reward Fund
  P.O. Box 3460 Road Town
  Tortola, British Virgin Islands.............................    34,782      1.0%       34,782        0         0



---------------



* Less than one percent of the Company's Common Stock.



     The Selling Stockholders received an aggregate of 400,000 shares of the Company's Common Stock in connection with the Company's Private Placement in September, 1997 of shares in the aggregate principal amount of $2,200,000. Pursuant to the terms of the Private Placement, the Company has agreed to register these shares for immediate resale.



     The Selling Shareholders have advised the Company that sales of the Shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions.


                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby will be passed upon for the Company by Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119.

                                    EXPERTS

     The audited consolidated financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Such report is included herein in reliance upon the authority of said firm as experts in giving said reports.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                           PAGE NO.
                                                                                                           --------
Report of Independent Public Accountants................................................................      F-2
Financial Statements of Bell Technology Group Ltd. and Subsidiaries.....................................
Consolidated Balance Sheets -- September 30, 1996 and September 30, 1995................................      F-3
Consolidated Statements of Operations -- For the Year Ended September 30, 1996 and Nine Months Ended
  September 30, 1995....................................................................................      F-4
Consolidated Statements of Changes in Stockholders' Equity -- For the Year Ended September 30, 1996 and
  Nine Months Ended September 30, 1995..................................................................      F-5
Consolidated Statements of Cash Flows -- For the Year Ended September 30, 1996 and Nine Months Ended
  September 30, 1995....................................................................................      F-6
Notes to Consolidated Financial Statements -- For the Year Ended September 30, 1996.....................      F-7
Consolidated Balance Sheets as of June 30, 1997 and September 30, 1996..................................     F-15
Consolidated Statements of Operations for the Nine Months Ended June 30, 1997 and 1996..................     F-16
Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 1997 and 1996..................     F-17
Notes to Consolidated Financial Statements for the Nine Months Ended June 30, 1997......................     F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO: BELL TECHNOLOGY GROUP LTD.:

     We have audited the accompanying consolidated balance sheets of Bell Technology Group Ltd. (a Delaware corporation) and Subsidiaries as of September 30, 1996 and September 30, 1995, and the related consolidated statements of operations, and cash flows for the year and nine months then ended, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bell Technology Group Ltd. and Subsidiaries as of September 30, 1996 and September 30, 1995, the results of its operations and its cash flows for the year and nine months then ended, respectively, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

December 23, 1996
New York, New York

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1995
                                                                                      -------------    -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................    $ 2,342,011      $   222,367
  Accounts receivable, net of allowance for doubtful accounts of $64,842 and
     $11,212 as of September 30, 1996 and September 30, 1995, respectively.........      1,847,918        1,423,548
  Inventories......................................................................        758,353          843,904
  Prepaid expenses and other current assets........................................        195,113           12,061
                                                                                      -------------    -------------
     TOTAL CURRENT ASSETS..........................................................      5,143,395        2,501,880
Property and equipment, net........................................................      2,151,294          413,306
Deferred stock offering costs......................................................             --           25,000
Long-term investment...............................................................        400,000               --
Other assets.......................................................................        115,093           21,364
                                                                                      -------------    -------------
     TOTAL ASSETS..................................................................    $ 7,809,782      $ 2,961,550
                                                                                      -------------    -------------
                                                                                      -------------    -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short term borrowings............................................................    $        --      $   711,952
  Current portion of notes payable.................................................         39,152           75,865
  Accounts payable.................................................................      1,274,197        1,319,532
  Accrued expenses.................................................................        240,116          118,414
  Deferred revenues................................................................        166,617           75,562
  Deferred income taxes............................................................             --           20,816
                                                                                      -------------    -------------
     TOTAL CURRENT LIABILITIES.....................................................      1,720,082        2,322,141
  Long term note payable, net of current portion...................................             --           47,050
  Note payable -- Stockholder......................................................             --          287,000
  Deferred income taxes............................................................             --            6,562
                                                                                      -------------    -------------
     TOTAL LIABILITIES.............................................................      1,720,082        2,662,753
                                                                                      -------------    -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value; 500,000 shares authorized; no shares issued and
     outstanding...................................................................             --               --
  Common Stock, $.01 par value; 10,000,000 shares authorized; 3,083,210 and
     1,725,000 shares issued and outstanding.......................................         30,832           17,250
  Additional paid-in capital.......................................................      8,033,134          362,333
  Accumulated deficit..............................................................     (1,974,266)         (80,786)
                                                                                      -------------    -------------
     TOTAL STOCKHOLDERS' EQUITY....................................................      6,089,700          298,797
                                                                                      -------------    -------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................................    $ 7,809,782      $ 2,961,550
                                                                                      -------------    -------------
                                                                                      -------------    -------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                      NINE MONTHS
                                                                                 YEAR ENDED              ENDED
                                                                             SEPTEMBER 30, 1996    SEPTEMBER 30, 1995
                                                                             ------------------    ------------------
REVENUES..................................................................      $ 10,373,664           $8,738,410
COSTS AND EXPENSES:
  Cost of revenues........................................................         8,599,241            7,292,232
  Selling, general and administrative.....................................         3,186,718            1,212,829
  Depreciation and amortization...........................................           219,176               68,510
  Research and development................................................            57,250               34,000
                                                                             ------------------    ------------------
     Total costs and expenses.............................................        12,062,385            8,607,571
Net Income (loss) from operations.........................................        (1,688,721)             130,839
  Interest income.........................................................           121,256                   --
  Interest expense........................................................           (98,520)             (72,881)
  Write-off of Debt Issuance Costs........................................          (257,391)                  --
                                                                             ------------------    ------------------
Income (loss) before taxes................................................        (1,923,376)              57,958
(Benefit from) provision for taxes........................................           (29,896)              19,099
                                                                             ------------------    ------------------
Net income (loss).........................................................      $ (1,893,480)          $   38,859
                                                                             ------------------    ------------------
                                                                             ------------------    ------------------

Net earnings (loss) per share.............................................      $      (0.72)          $     0.02

Weighted average shares outstanding.......................................         2,633,400            1,725,000

 The accompanying notes are an integral part of these consolidated statements.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                         ADDITIONAL                      TOTAL
                                                                          PAID-IN      ACCUMULATED    STOCKHOLDERS
                                                  SHARES      AMOUNT      CAPITAL        DEFICIT         EQUITY
                                                 ---------    -------    ----------    -----------    ------------
BALANCE, DECEMBER 31, 1994....................   1,725,000    $10,625    $  368,958    $  (119,645)   $    259,938
Adjustment related to the Merger of PFMT and
  the Company.................................          --      6,625        (6,625)            --              --
Net income....................................          --         --            --         38,859          38,859
                                                 ---------    -------    ----------    -----------    ------------
BALANCE, SEPTEMBER 30, 1995...................   1,725,000     17,250       362,333        (80,786)        298,797
Stock issuance in connection with bridge
  financing...................................      35,710        357       249,643             --         250,000
Proceeds from Initial Public Offering, net of
  expenses of $1,602,175......................   1,322,500     13,225     7,421,158             --       7,434,383
Net Loss......................................          --         --            --     (1,893,480)     (1,893,480)
                                                 ---------    -------    ----------    -----------    ------------
BALANCE, SEPTEMBER 30, 1996...................   3,083,210    $30,832    $8,033,134    $(1,974,266)   $  6,089,700
                                                 ---------    -------    ----------    -----------    ------------
                                                 ---------    -------    ----------    -----------    ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      NINE MONTHS
                                                                                 YEAR ENDED              ENDED
                                                                             SEPTEMBER 30, 1996    SEPTEMBER 30, 1995
                                                                             ------------------    ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.......................................................      $ (1,893,480)          $   38,859
  Adjustments to reconcile net (loss) income to net cash used in operating activities
     Depreciation and amortization........................................           219,176               68,510
     Write-off and amortization of debt issuance..........................           250,000                    0
     (Benefit) for deferred taxes.........................................           (29,896)                (838)
     CHANGES IN OPERATING ASSETS AND LIABILITIES:
       (Increase) in accounts receivable..................................          (424,370)            (111,434)
       Decrease (increase) in inventories.................................            85,551             (422,991)
       (Increase) decrease in prepaid expenses and other current assets...          (183,052)               4,354
       (Increase) in other assets.........................................           (68,729)             (31,890)
       (Decrease) increase in accounts payable............................           (45,337)              99,211
       Increase in accrued expenses.......................................           121,702                6,347
       (Decrease) in payable due to officers..............................                --               (5,250)
       Increase in deferred revenues......................................            91,057               48,762
                                                                             ------------------    ------------------

Net cash used in operations...............................................        (1,877,378)            (306,360)
                                                                             ------------------    ------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net of landlord reimbursement......        (1,954,646)            (149,917)
  Purchase of long-term investment........................................          (400,000)                  --
                                                                             ------------------    ------------------
Net cash used in investing activities.....................................        (2,354,646)            (149,917)
                                                                             ------------------    ------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayments of) proceeds from short term borrowings.................          (711,952)             417,739
  Repayments of stockholder loan..........................................          (287,000)             (13,000)
  Repayments of notes payable.............................................           (83,763)             (48,990)
  Proceeds from initial public offering, net of offering costs of
     $1,602,175...........................................................         7,434,383                   --
                                                                             ------------------    ------------------

Net cash provided by financing activities.................................         6,351,668              355,749
                                                                             ------------------    ------------------

Net increase (decrease) in cash and cash equivalents......................         2,119,644             (100,528)
  Cash and cash equivalents,
     beginning of period..................................................           222,367              322,895
                                                                             ------------------    ------------------
  Cash and cash equivalents,
     ending of period.....................................................      $  2,342,011           $  222,367
                                                                             ------------------    ------------------
                                                                             ------------------    ------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..................................................            53,887               60,157
  Cash paid for income taxes..............................................            12,736                   --
  Noncash investing and financing activities:
     Issuance of common stock in connection with bridge financing.........           250,000                   --
     Equipment acquired under capital lease obligations...................                --              121,422

 The accompanying notes are an integral part of these consolidated statements.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     Bell Technology Group Ltd. and Subsidiaries (the "Company") was incorporated in the State of Delaware in September 1995. Shortly thereafter, the Company succeeded by merger to all the assets and liabilities of PFM Technologies Corporation ("PFMT"), a New York corporation (See Note 3). In July 1994, the sole stockholder of NAFT International Ltd. ("NAFT") and Stellar Graphics Corp. ("Stellar Graphics") exchanged 100% of the common stock of both companies for 100 shares (100%) of PFMT, then a newly formed corporation, in a tax free exchange. Subsequent to this transaction, an additional 100 shares of PFMT were issued to Harpoon Holdings, Ltd. ("Harpoon") in consideration for $200,000, of which $198,000 represented additional paid-in capital. The Company also owns 100% of the equity of NAFT Computer Service Corp. ("NCS") a New York corporation formed in September 1994, PFM Communications Inc. ("PFMC"), a New York corporation formed in March 1995 and GameNet Corp. ("GameNet"), a New York corporation formed in March 1995. Prior to the merger of PFMT into the Company, these entities were wholly owned subsidiaries of PFMT. During 1996, the Company changed the name of Stellar Graphics Corp. to Bluestreak Digital Inc. ("Bluestreak").

     The consolidated financial statements herein include the accounts of the Company, NAFT, PFMC, NCS, GameNet and Bluestreak. All material intercompany accounts and transactions have been eliminated. The activities of NAFT and Bluestreak from January 1, 1994 until the formation of PFMT are included in these consolidated financial statements at their carryover basis as they were under common control prior to the tax free exchange discussed above. In September 1995, the Company changed its fiscal year end from December 31 to September 30. Accordingly, the period ended September 30, 1995 is for a nine month period.

  OPERATIONS

     The Company's activities presently fall into two main segments. One segment consists of computer products sales, service, network installation and maintenance. The second segment consists of all Internet related activities including Web hosting and interactive CD ROM design and preparation.

  SEGMENT INFORMATION

     The following is a summary of segment information for the year ended September 30, 1996. The Company started its Internet operations during the second half of the fiscal period ended September 30, 1995. For the fiscal year ended September 30, 1995 no operating segment of the Company had sufficient Gross Revenues, Operating Income/Loss or Identifiable Assets to require the reporting of results for that period on a Segment basis.

                                                                          COMPUTER
                                                                          PRODUCT &        INTERNET
                                                                        SERVICE SALES     OPERATIONS    CONSOLIDATED
                                                                       ---------------    -----------   ------------
Sales to unaffiliated Customers.....................................     $ 9,732,322      $   641,342   $ 10,373,664
Operating Loss......................................................         267,482          359,751      1,688,721*
Identifiable assets at September 30, 1996...........................       3,442,760        1,132,253      7,809,782**

---------------

 * Includes $1,061,488 of unallocated corporate overhead including executive salaries of $389,000 and overhead including rent, payroll charges for administrative staff including accounting, human resources, MIS and other support personnel and professional fees.

** Including corporate assets not allocable to a particular segment of $3,234,769.

  NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is based on the weighted average number of shares outstanding during the periods presented. The impact of outstanding and stock options has not been included in the calculation as the effect would be anti-dilutive.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

  CONCENTRATIONS OF CASH AND ACCOUNTS RECEIVABLE

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of September 30, 1996, the Company had concentrations of cash in a bank in the form of demand deposits and money market accounts, totaling approximately $2,103,416. The Company believes that concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base. The Company primarily operates in the New York City metropolitan area.

  INVENTORIES

     Inventory consists of computer hardware and software, parts and related items. Inventories are carried at the lower of cost or market determined by the first-in, first-out method.

  PROPERTY AND EQUIPMENT

     Furniture, equipment and internally developed software are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives, generally five years. Leasehold improvements are recorded at cost and amortized over the term of the lease or life of the asset, whichever is shorter. Property and equipment consist of the following.

                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1996
                                                                                      -------------    -------------
Leasehold improvements.............................................................    $   510,057       $  43,935
Computer and network equipment.....................................................      1,862,416         520,805
Furniture and delivery equipment...................................................        193,054          40,312
Less Accumulated depreciation......................................................       (414,233)       (191,746)
                                                                                      -------------    -------------
Property and equipment, net........................................................    $ 2,151,294       $ 413,306
                                                                                      -------------    -------------
                                                                                      -------------    -------------

     Included in computer and network equipment is $155,507 of assets held under capital lease obligations at September 30, 1996 and 1995. Also included in computer and network equipment at September 30, 1996 and September 30, 1995 is $184,086 and $28,333, respectively, related to internally developed software costs.

  REVENUE RECOGNITION

     Revenues consist primarily of computer hardware sales, maintenance contracts, Internet access fees, network installation charges and repair fees. Generally, maintenance contracts are for an agreed upon number of hours and are prepaid by customers. Repair fees and maintenance charges are recognized as the service is provided. Payments received in advance of providing services are deferred until the period such services are provided. Equipment sales and installation charges are recognized when installation is completed.

     Monthly subscription service revenue related to Internet access is recognized over the period services are provided. Subscription service and equipment installation revenues, which require the use of Company-provided installation of equipment at a subscriber's location, are recognized at completion of installation and upon commencement of service. Revenues related to the Web and to 2-D and 3-D animation are recognized at the completion of each project. Projects are generally completed within a three month period.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

  COST OF REVENUES

     Cost of revenues in the Company's Internet businesses, PFMC and GameNet, consist primarily of local access costs, leased network backbone circuit costs, the cost of equipment and applications sold to customers and depreciation of network-related equipment. NAFT's primary cost of revenues is the cost of the computer products it sells. NCS's cost of revenues consist of parts, internal and third-party labor costs, and training and certification costs. Bluestreak's cost of revenues consist primarily of labor, printing expenses and camera work.

  RESEARCH & DEVELOPMENT

     Research and development costs are expensed as incurred.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

  RECENT PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), which is effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangible assets held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. The Company believes that, as of September 30, 1996, no assets covered by SFAS 121 have been impaired.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 allows companies to account for stock-based compensation to employees under either (i) the new provisions of SFAS 123 or
(ii) the provisions of APB 25 with pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company intends to continue accounting for its stock-based compensation to employees in accordance with the provisions of APB 25. As the Company did not issue options to non-employees, the implementation of SFAS 123 had no impact on the financial position, results of operations and cash flows of the Company.

NOTE 2 -- RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues increased from $8,738,410 in fiscal 1995 to $10,363,664 in fiscal 1996 because of the longer fiscal year. In the fiscal year ended September 30, 1995, revenues from Internet operations were small, and no other segment of the Company's business accounted for 10% of Gross Revenues, Operating Income/Loss and Identifiable Assets of the Company. While the Company's actual revenues are not steady on a month by month basis, for comparison purposes only, average monthly revenues in fiscal 1996 were approximately $864,000 as contrasted with average monthly revenues in fiscal 1995 of approximately $971,000. This decline is due to a substantial reduction in the sales of Apple computer products which produced large sales numbers because of the price of the products being sold. The Company is replacing these sales in part with sales of other products and with Internet related sales, training and service. The Company anticipates that, in the future, a greater percentage of revenues will result from Internet related sales which have higher gross profit margins.

     Cost of Revenues remained constant from fiscal 1995 to fiscal 1996 at approximately 82%. However, gross profit margins for the 3 and 9 month periods ended June 30, 1996 were 23% and 20%, respectively. The gross profit margin for the 3 month period ended September 30, 1996 was 7%. The fourth quarter results of operations

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

NOTE 2 -- RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 -- Continued

were negatively impacted by a number of events and adjustments, all of which adversely impacted gross margins. In particular, (a) the Company reflected a reclassification of approximately $100,000 from selling, general and administration to cost of revenue to more accurately reflect direct expenses of the Internet operations; (b) established a reserve of $90,000 for returned merchandise allowances primarily with Apple Computer Company, because of the Company's de-emphasis of its business with Apple and the Company's assessment of Apple's financial situation; and (c) various year-end adjustments of approximately $100,000. In addition, the Company relocated its operations in the fourth quarter of fiscal 1996, which adversely impacted revenues and gross profit margins.

     Approximately $220,000 of the Company's loss before taxes in 1996 was due to depreciation and $257,000 was due to the write-off of Debt Issuance Costs related to a debt incurred prior to the initial public offering. The balance of the loss (in the amount of $1,416,480) can be traced directly to Selling, General and Administrative costs. Within this category, a substantial portion of such costs were related to payroll. The monthly payroll of the Company increased from $162,233 for the month of October 1995 to $308,115 for the month of October 1996. In the Company's Form 10-KSB filed January 13, 1997 the Company attributed the increase in payroll to the hiring of additional sales staff, engineering staff and technicians working in the Internet sales and engineering departments of the Company. More particularly stated: This increase in payroll was primarily for corporate administrative personnel and sales personnel, technicians and engineers in all areas of operations. A portion of the Internet engineering payroll ($130,000) was capitalized. In the initial phases of operation, such increased payroll resulted in no significant revenue. This negative trend continued in the fourth quarter so that selling, general and administrative costs as a percentage of revenues increased from approximately 22% in the quarter ended December 31, 1995 to approximately 48% in the quarter ended September 30, 1996. The Computer Product and Service Sales segment in the year ended September 30, 1996 had an operating loss of approximately $267,000. For the nine months ended September 30, 1995, the segment had an operating profit of approximately $71,000. The cost of revenues for Computer Product and Service Sales for both fiscal years was approximately 85%. The reason for the loss in 1996 can be traced to (a) an increase in payroll of approximately $650,000 for the hiring of additional sales staff and computer technicians offset by (b) a decrease in other selling, general and administrative expenses of approximately $150,000 and (c) an increase in gross profits of $200,000 based on increased revenues of approximately $1,300,000. As noted above, the Company's focus is shifting toward its Internet operations. The Company believes that the increase in sales staff and technicians in Computer Sales and Service will lead to future business for its complimentary Internet segment.

     Expenditures for Research and Development increased by $23,250. This increase was for Internet programming work done by the Company in setting up its Internet network.

     As a result of the above, the Company reported a net loss for 1996 of $1,893,480 or $0.72 per share as opposed to the reported net income in 1995 of $38,859 or $0.02 per share. Losses will continue in the first half of the current fiscal year.

NOTE 3 -- DEBT

     The Company (through its NAFT subsidiary) has available a total of $1,400,000 pursuant to a Business Financing Agreement and an Agreement for Wholesale Financing with Deutsche Financial Services ("DFSO") to finance its accounts receivable and inventory. On certain inventory purchased from Apple and financed through DFS, Apple pays the finance charges for a thirty day period. As of September 30, 1995 and 1996, the Company had outstanding a total of $377,261 and $1,386,170, respectively, under these agreements, of which $377,261 and $674,218, respectively, represent the portion of the line used for the Wholesale Financing Agreement and are included in accounts payable in the accompanying balance sheet. At September 30, 1996, the Company had not drawn upon the Business Financing Agreement.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

     The borrowings under these agreements bear interest at the prime rate plus 1.5% (9.75% as of September 30, 1996) and are secured by a continuing security interest in substantially all of the assets of NAFT and the guarantee of the Company. Interest expense related to such agreements was $45,000 for 1996 and $55,000 for 1995. Pursuant to the terms of these agreements, NAFT is required to obtain prior written consent from DFS before it engages in certain transactions outside of NAFT's ordinary course of business. These agreements also require that NAFT comply with certain financial covenants and prohibit dividends. NAFT presently has an accumulated deficit. Future retained earnings will be restricted as to the payment of dividends.

     The Company borrowed $300,000 from Harpoon, a stockholder of the Company, in 1994. The debt incurred by this borrowing was repaid in full during fiscal year 1996.

NOTE 4 -- STOCKHOLDERS' EQUITY AND STOCK OPTIONS

  INITIAL PUBLIC OFFERING

     In January, 1996. the Company sold, in an initial public offering, 1,150,000 shares of Common Stock at an initial offering price of $7.00 per share, and 575,000 Redeemable Common Stock Purchase Warrants for $.10 per warrant. Each warrant entitles the holder to purchase one share of the Company's common stock for $7.70 per share. The are redeemable by the Company at $.10 per warrant at any time after January 24, 1997 if certain conditions are met. The net proceeds, which the Company received, from the public offering amounted to approximately $6,600,000.

     In March 1996, the underwriter of the initial public offering exercised its over-allotment option to purchase 129,642 common shares from the Company for $7.00 per share. The net proceeds amounted to approximately $800,000.

  BRIDGE FINANCING

     In October 1995, the Company borrowed $250,000 in a Bridge Financing. The Bridge Notes issued in connection with the Bridge Financing carried interest at 9% per annum. Such loans were repaid at the closing of the initial public offering. In connection with the Bridge Financing, the Company issued 35,710 shares of Common Stock to the Bridge Lenders at no cost, which were registered as part of the initial public offering. Debt issuance costs of $257,391 and interest expense of $37,149 were incurred by the Company as a result of the bridge loan transaction.

  STOCK OPTIONS

     The Company has an Employee Stock Option Plan (the "Stock Option Plan"). Under the Option Plan, options are exercisable for a period up to 10 years from the date of the grant. The number of shares of Common Stock reserved for issuance under the Option Plan is 360,000. The purchase price of the stock will be equal to or greater than 100% of the fair market value at the date of issue.

     As of September 30, 1996, options to purchase approximately 202,730 shares, at exercise prices between $7.00 and $8.75 have been issued under the plan. In the opinion of management, options were issued at the fair market value of the Company's Common Stock as of the date of the grant.

  MERGER

     Pursuant to the terms of the merger of PFMT and the Company, in September 1995, each of the 200 shares of outstanding common stock of PFMT was exchangeable for 8,625 shares of common stock of the Company. As a result, as of September 30, 1996 there were a total of 1,725,000 shares of common stock of the Company issued and outstanding. All per share amounts have been adjusted retroactively to reflect this merger.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

  DEPOSIT SHARES

     In connection with the Company's initial public offering, Marc Bell and Harpoon have each deposited 210,000 shares of the Common Stock owned by them (the "Deposit Shares") with the Company. The Company will hold such shares pursuant to a Share Deposit Agreement. The Deposit Shares will be returned to their respective owners no later than at the end of eight years from the date of the Prospectus for the initial public offering. However, the Deposit Shares may be returned prior to such time, if certain levels of profitability are met.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

  CAPITAL AND OPERATING LEASES

     The Company leases office equipment and office space under various non-cancelable operating leases. Rent expense for the year ended September 30, 1996 and the nine months ended September 30, 1995 was approximately $253,402 and $81,280, respectively. The Company has entered into capital leases for computer equipment. These capital lease obligations have been recorded at interest rates ranging from 8% to 8.75%.

     In February 1996 the Company entered into a lease for its corporate headquarters effective July 1996. The lease is for eleven years and six months starting with an initial annual base rental of $309,250 escalating to $563,547 in the final year. Under the lease, the landlord is to reimburse the Company $500,000 for leasehold improvements. The Company was required by the terms of the lease to maintain a letter of credit in the amount of $400,000 for the duration of the lease. In order to meet such requirement, the Company maintains a restricted certificate of deposit in the amount of $400,000, which is classified as a long-term investment as of September 30, 1996.

     Future minimum lease payments under these lease agreements are as follows:

                                      YEAR ENDING
                                     SEPTEMBER 30,                                          OPERATING    CAPITAL
----------------------------------------------------------------------------------------   -----------   --------
1997....................................................................................   $   421,160   $ 54,071
1998....................................................................................       392,548         --
1999....................................................................................       423,319         --
2000....................................................................................       447,362         --
2001....................................................................................       456,309         --
Thereafter..............................................................................     3,240,388         --
  Less: Amount representing interest....................................................            --    (14,919)
  Present value of net minimum lease payments...........................................   $ 5,381,086   $ 39,152

NOTE 6 -- INCOME TAXES

     Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The provision for income taxes on historical net income for the year ended September 30, 1996 and the nine months ended September 30, 1995 differs from the amount computed by applying the federal statutory rate due to the effects of state and local taxes, net of federal tax benefit and for the year ended September 30, 1996, the difference is also the result of the Company recording a valuation allowance.

     The Company is in an accumulated loss position for both financial reporting and income tax purposes. No current federal tax benefit has been recorded due to the uncertainty of the Company's ability to realize benefits by generating taxable income in the future. The Company has a tax loss carry-forward of approximately $1.5 million at September 30, 1996. This carry-forward expires in 2011. The benefit from the provision for taxes of $29,896 represents the reversal of deferred taxes provided in prior years.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

     Income tax (benefit) expense consists of the following:

                                                                                                        NINE MONTHS
                                                                                       YEAR ENDED          ENDED
                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1995
                                                                                      -------------    -------------
CURRENT:
  Federal..........................................................................     $      --         $ 8,410
  State and local..................................................................            --          11,527
                                                                                      -------------    -------------
     Total.........................................................................            --          19,937
                                                                                      -------------    -------------
DEFERRED:
  Federal..........................................................................     $ (19,759)           (398)
  State and local..................................................................       (10,137)           (440)
                                                                                      -------------    -------------
     Total.........................................................................       (29,896)           (838)
                                                                                      -------------    -------------
     Total.........................................................................     $ (29,896)        $19,099
                                                                                      -------------    -------------
                                                                                      -------------    -------------

     The provision for income taxes on historical net income for the year ended September 30, 1996 and the nine months ended September 30, 1995 differs from the amount computed by applying the federal statutory rate due to the following:

                                                                                                        NINE MONTHS
                                                                                       YEAR ENDED          ENDED
                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1995
                                                                                      -------------    -------------
Statutory federal income tax rate..................................................          (34)%             34%
Effect of federal graduating tax rate..............................................           --              (18)%
State and local taxes, net of federal benefit......................................          (11)%             14%
Other:                                                                                        (1)%              3%
Valuation allowance................................................................          (44)%             --
Effective income tax rate..........................................................           (2)%             33%
                                                                                      -------------    -------------
     Total.........................................................................      (29,896)            (838)
                                                                                      -------------    -------------
     Total.........................................................................      (29,896)          19,099
                                                                                      -------------    -------------
                                                                                      -------------    -------------

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1995
                                                                                      -------------    -------------
Deferred tax assets (liabilities):
Tax depreciation and amortization in excess of book depreciation and
  amortization.....................................................................     $ (12,920)       $  (6,708)
  Income not recognized due to the change from the cash to the accrual method of
     accounting for income tax purposes............................................            --          (25,828)
  Net operating loss carry forward.................................................       733,393               --
  Allowance for doubtful accounts..................................................        29,176            5,158
  Valuation allowance..............................................................      (749,649)              --
                                                                                      -------------    -------------
     Total net deferred tax liabilities............................................     $      --        $ (27,378)
                                                                                      -------------    -------------
                                                                                      -------------    -------------

NOTE 7 -- EMPLOYMENT AGREEMENT

     In October 1995, the Company entered into an employment agreement with Marc
H. Bell, which extends for a period of five years, terminating on September 30, 2000. Pursuant to the terms of the agreement, Mr. Bell

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES receives a base salary of $200,000 per year and a bonus equal to 5% of the annual pre-tax net income of the Company in excess of $1 million.

     The Company also entered into employment agreements on October 1, 1995 with two officers of the Company, which extend for a period of two years. Pursuant to the terms of these agreements, annual base salaries totaled $125,000 and $64,000 per annum. In addition to base compensation, the Company intends to reserve at the end of each fiscal year, a sum equal to ten (10%) percent of the consolidated net income of the Company (computed before provision for federal and state income taxes) (the "Bonus Pool"), for allocation among the officers of the Company and certain key employees (including Marc H. Bell) as the Board of Directors of the Company may determine. Marc Bell will receive an amount equal to 5% of the pre-tax income over $1 million (50% of the Bonus Pool) to the extent, if any, that the Bonus Pool exceeds $100,000.

     Because the increases in the officer's base salaries did not become effective until January 1, 1996, the salary expense recognized in the 1996 financial statements for all officers was approximately $330,000, of which $165,000 related to Marc H. Bell.

NOTE 8 -- SUBSEQUENT EVENT

  NEW CREDIT AGREEMENT

     In October 1996, the Company entered into a new credit agreement with NationsCredit, to replace the DFS facility discussed in Note 2. This agreement provides for a revolving credit line of up to $3,000,000 based upon 100% of eligible inventory and 80% of eligible trade receivables. On inventory items, NAFT will finance the purchase invoice through the line of credit and pay no interest for the first 30 days. After the expiration of such 30 day period, interest will accrue at the prime rate plus 1.75%. Any borrowings under this agreement are secured by substantially all of the assets of NAFT and a cross guaranty of the Company.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                       JUNE 30,        SEPT. 30,
                                                                                         1997            1996
                                                                                      -----------    -------------
                                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................   $ 1,338,747     $ 2,342,011
  Accounts receivable, net of allowance for doubtful accounts of $151,676 and
     $64,843 as of June 30, 1997 and September 30, 1996, respectively..............     3,925,384       1,847,918
  Inventories......................................................................       962,187         758,353
  Prepaid expenses and other current assets........................................       109,023         195,113
                                                                                      -----------    -------------
     TOTAL CURRENT ASSETS..........................................................     6,335,341       5,143,395
Property and equipment, net........................................................     3,313,800       2,151,294
Long-term investment...............................................................       400,000         400,000
Loan to stockholder................................................................       145,408              --
Other assets.......................................................................        96,875         115,093
                                                                                      -----------    -------------
     TOTAL ASSETS..................................................................   $10,291,424     $ 7,809,782
                                                                                      -----------    -------------
                                                                                      -----------    -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings............................................................   $ 2,246,549     $        --
  Current portion of notes payable.................................................       328,561          39,152
  Accounts payable.................................................................     1,993,740       1,274,197
  Accrued expenses.................................................................       197,622         240,116
  Deferred revenues................................................................       133,304         166,617
                                                                                      -----------    -------------
     TOTAL CURRENT LIABILITIES.....................................................     4,899,776       1,720,082
                                                                                      -----------    -------------
  Notes payable, less current portion..............................................       896,940              --
                                                                                      -----------    -------------
     TOTAL LIABILITIES.............................................................     5,796,716       1,720,082
                                                                                      -----------    -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value; 500,000 shares authorized; no shares issued and
     outstanding...................................................................            --              --
  Common Stock, $.01 par value; 10,000,000 shares authorized; 3,048,450 and
     3,040,352 shares issued and outstanding.......................................        30,485          30,404
  Additional paid-in capital.......................................................     7,978,886       8,033,562
  Accumulated deficit..............................................................    (3,514,663)     (1,974,266)
                                                                                      -----------    -------------
     TOTAL STOCKHOLDERS' EQUITY....................................................     4,494,708       6,089,700
                                                                                      -----------    -------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................................   $10,291,424     $ 7,809,782
                                                                                      -----------    -------------
                                                                                      -----------    -------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                                            NINE MONTHS ENDED
                                                                                                JUNE 30,
                                                                                        -------------------------
                                                                                           1997           1996
                                                                                        -----------    ----------
REVENUES.............................................................................   $13,868,965    $7,935,579
COSTS AND EXPENSES:
  Cost of revenues...................................................................    10,802,824     6,341,812
  Selling, general and administrative................................................     4,256,888     2,025,573
  Depreciation and amortization (net of $145,300 included in cost of revenues
  for the nine months ended June 30, 1997)...........................................       312,320       171,180
                                                                                        -----------    ----------
     Total costs and expenses........................................................    15,372,032     8,538,565
                                                                                        -----------    ----------
Loss from operations.................................................................    (1,503,067)     (602,986)
  Interest income (expense), net.....................................................       (37,330)       28,422
  Write-off of debt issuance costs...................................................            --      (256,351)
                                                                                        -----------    ----------
Loss before taxes....................................................................    (1,540,397)     (830,915)
Provision for taxes..................................................................            --            --
                                                                                        -----------    ----------
NET LOSS.............................................................................   $(1,540,397)   $ (830,915)
                                                                                        -----------    ----------
                                                                                        -----------    ----------
NET LOSS PER SHARE...................................................................   $     (0.51)   $    (0.34)
Weighted average shares outstanding..................................................     3,044,799     2,464,185

 The accompanying notes are an integral part of these consolidated statements.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                           NINE MONTHS ENDED
                                                                                                JUNE 30,
                                                                                       --------------------------
                                                                                          1997           1996
                                                                                       -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................................................   $(1,540,397)   $  (830,915)
  Adjustments to reconcile net (loss) to net cash used in operating activities
     Depreciation and amortization..................................................       457,620        134,051
     Provision for bad debts........................................................        86,833             --
     Write off of amortization of debt issuance costs...............................            --        293,500
     Provision for deferred taxes...................................................            --          2,570
CHANGES IN OPERATING ASSETS AND LIABILITIES:
  (Increase) in accounts receivable.................................................    (2,164,299)      (430,495)
  (Increase) decrease in inventories................................................      (203,834)       259,340
  Decrease (increase) in prepaid expenses and other current assets..................        86,090       (157,972)
  Decrease (increase) in other assets...............................................        18,218        (77,137)
  Increase (decrease) in accounts payable...........................................       636,955       (460,906)
  (Decrease) in accrued expenses....................................................       (42,494)       (51,555)
  (Decrease) increase in deferred revenues..........................................       (33,313)        85,378
                                                                                       -----------    -----------
     Net cash used in operations....................................................    (2,698,621)    (1,234,141)
                                                                                       -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net of landlord reimbursement................    (1,620,126)      (653,157)
                                                                                       -----------    -----------
  Purchase of long-term investment..................................................            --       (400,000)
     Net cash used in investing activities..........................................    (1,620,126)     1,053,157)
                                                                                       -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from short term borrowings...........................................     2,246,549       (711,952)
  Net proceeds of notes payable.....................................................     1,186,349       (350,195)
  Loan to stockholder...............................................................      (145,408)            --
  Proceeds initial public offering, net of offering costs of $1,602,175.............            --      7,412,819
  Proceeds from exercise of stock options...........................................        27,993             --
                                                                                       -----------    -----------
     Net cash provided by financing activities......................................     3,315,483      6,350,672
                                                                                       -----------    -----------
NET (DECREASE) INCREASE in cash and cash equivalents................................    (1,003,264)     4,063,374
CASH AND CASH EQUIVALENTS, beginning of period......................................     2,342,011        222,367
                                                                                       -----------    -----------
CASH AND CASH EQUIVALENTS, end of period............................................   $ 1,338,747    $ 4,285,741
                                                                                       -----------    -----------
                                                                                       -----------    -----------

 The accompanying notes are an integral part of these consolidated statements.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

     The consolidated balance sheets as of June 30, 1997, statements of operations for the three and nine months ended June 30, 1997 and 1996 and the statements of cash flows for the nine months ended June 30, 1997 and 1996 have been prepared by Bell Technology Group Ltd. (the "Company") without audit. All material inter-company accounts and transactions have been eliminated. The consolidated results should be read in conjunction with the audited financial statements and notes thereto included in the Company's Form 10-KSB/A on file with the Securities and Exchange Commission. Results of operations for the three-month and nine-month periods are not necessarily indicative of the operating results for the full year. Interim statements are prepared on a basis consistent with year-end statements.

     In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments necessary for a fair presentation of the results of operations of the Company. All such adjustments are of a normal recurring nature.

NOTE 2 -- REVOLVING CREDIT AGREEMENT

     The Company (through its NAFT subsidiary) has a Revolving Credit Agreement with NationsCredit ("Nations") which may be used to finance its accounts receivable and inventory up to a maximum of $3 million. The availability of credit is based upon the balance of collateral available which is 80% of its current accounts receivable and 100% of its inventory. As of June 30, 1997, the Company had an outstanding balance of approximately $2.2 million, which was the maximum available under the formula. Such obligation is secured by a continuing security interest in the accounts receivable and inventory of NAFT, and guaranties and cross guaranties of the Company and its other subsidiaries. The borrowings bear interest at the prime rate plus 1.75%. Pursuant to the terms of these agreements, NAFT is required to maintain certain liquidity ratios which it is currently maintaining: (a) tangible net worth plus indebtedness subordinated to amounts owed to Nations, less prepaid expenses, officer/employee receivables and other intangible assets of not less than $1.4 million at the end of each fiscal quarter, and (b) a ratio of total liabilities to tangible net worth of no greater than 2.5 to 1 at the end of each fiscal quarter. As of June 30, 1997, NAFT had a tangible net worth of approximately $1.45 million and a ratio of total liabilities to tangible net worth of 2.4 to 1, therefore keeping the Company in compliance with all requirements. As of March 31, 1997, NAFT had a tangible net worth as defined in the Credit Agreement of approximately $1.2 million and a ratio of total liabilities to tangible net worth of 2.9 to 1. The shortfall in tangible net worth arose because of certain intercompany transactions. Nations formally waived the default in May 1997. While the Credit Agreement gives Nations the right to demand repayment if it deems itself "insecure," Nations has given the Company no indication that it is considering utilizing this provision. Furthermore, incurring losses as the Company builds its new businesses was anticipated in setting its covenants with Nations in October 1996. The Company deems its relationship with Nations to be normal.

NOTE 3 -- LOAN TO STOCKHOLDER

     During the third quarter of fiscal 1997, the Company made loans to Marc H. Bell, the President and Chief Executive Officer, bearing interest at 8.75% per annum in the total amount of $145,408. These loans are pursuant to his existing employment agreement. The loans mature in June 2002.

NOTE 4 -- NOTES AND MORTGAGES PAYABLE

     The Company has entered into leases for various items of its office furniture and equipment as well as for its telephone system. The terms on the leases call for monthly payments of approximately $8,300 per month for 60 months. The office furniture and equipment lease commenced in January 1997. The telephone equipment lease will commence in July 1997. There is no residual payment under such leases and the Company will own the equipment after the expiration of the lease terms.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

     The Company obtained a first chattel mortgage on certain of its furniture and computer equipment in April 1997 in the amount of approximately $874,000 from FINOVA Capital Corporation. Such loan is for a term of three years, bears interest at 12.19% per annum and is self-liquidating over its term.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

     In February 1996, the Company entered into a lease for its corporate headquarters. Rent commenced in July 1996. The lease is for eleven years and six months starting with an initial annual base rental of $309,250 escalating to $563,547 in the final year. Under the lease, the landlord is to reimburse the Company $500,000 for leasehold improvements. $450,000 has been received to date. The final $50,000 payment was received in July 1997 and is recorded as an other asset as of June 30, 1997. The Company was required by the terms of the lease to maintain a letter of credit as a security deposit under the lease. To secure its obligation to meet such requirement, the Company has pledged a certificate of deposit in the amount of $400,000. This amount is included in "Long-term investments" on the Company's consolidated balance sheet at June 30, 1997 and September 30, 1996. Under the terms of such lease, if the Company is not in default, $75,000 of the letter of credit and accompanying certificate of deposit will be released in July 1998, and an additional $75,000 will be released in July 1999 and $150,000 of the letter of credit will be released in July 2000.

NOTE 6 -- SUBSEQUENT EVENT

     In February 1997, the Company filed Form SB-2 for a warrant exchange. The Company then revised such offering and filed amendments to Form SB-2 on July 31, 1997, August 26, 1997 and September 10, 1997 for the public offering of $5,500,000 Senior Subordinated 10% Convertible Debentures. The Company has now voluntarily revised such offering and is filing this amendment on behalf of the Selling Stockholders.


NOTE 7 -- RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. This statement establishes standards for computing and presenting earnings per share
(EPS), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution; Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock and is similar to the currently required fully diluted EPS. SFAS 128 is effective for financial statements issued for periods ending after December 31, 1997, including interim periods, and earlier application is not permitted. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.

--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                                        PAGE
                                                        ----
Prospectus Summary...................................     3
Glossary.............................................     7
Risk Factors.........................................     8
Market for Company's Common Stock....................    13
Use of Proceeds......................................    14
Dividend Policy......................................    14
Capitalization.......................................    15
Selected Consolidated Financial Information..........    16
Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations......................................    17
Business.............................................    21
Management...........................................    26
Principal Stockholders...............................    30
Description of Securities............................    32
Shares Eligible for Future Sale......................    33
Selling Stockholders and Plan of Distribution........    34
Legal Matters........................................    34
Experts..............................................    35
Index to Consolidated Financial Statements...........   F-1


UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           BELL TECHNOLOGY GROUP LTD.

                                  [Bell Logo]


                               400,000 SHARES OF
                                  COMMON STOCK

                                ----------------
                                   PROSPECTUS
                                ----------------

                                            , 1997

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. The Company's Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Company's By-laws provide that the Company shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

     The directors and officers of the Company are insured (subject to certain exemptions and deductions) against liabilities that they may incur in their capacity as such, including liabilities under the Act, other than liabilities thereunder arising in connection with this Offering, under a liability insurance policy carried by the Company. Such policy provides coverage in an aggregate amount of $1,000,000 (subject to retentions ranging from $75,000 to $150,000).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The estimated expenses payable by the Company in connection with this offering, are as follows:



                                                                                                         AMOUNT
                                                                                                       ----------
SEC Registration Fee................................................................................      $   895
Nasdaq Filing Fee...................................................................................        4,000
Boston Stock Exchange Filing Fee....................................................................        7,500
Legal Fees and Expenses.............................................................................        3,000*
Accounting Fees and Expenses........................................................................        2,000*
Fees of Registrar and Transfer Agent................................................................          500
Miscellaneous.......................................................................................
                                                                                                          -------
Total...............................................................................................      $17,895
                                                                                                          -------
                                                                                                          -------


---------------


 * Indicates expenses that have been estimated for purposes of this filing.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


     In the past three years, the Company has made the following sales of unregistered securities, which were exempt from the registration requirements of the Act pursuant to Section 4(2) and Regulation S thereof:


     In October 1995, the Company issued 9% promissory notes in the aggregate principal amount of $250,000 to eight individual lenders to evidence loans for such amount, and also issued to the eight lenders, for $.01 per share, an aggregate of 35,710 shares of the Company's fully paid and non assessable Common Stock as a fee for making the loan. The loan was repaid out of the proceeds of the Company's initial public offering in January 1996.


     In September 1997, the Company sold, pursuant to Regulation S, to Value Management & Research GmbH of Frankfurt, Germany ("VMR") and others an aggregate of 382,609 shares of the Company's Common Stock and agreed to pay a fee to VMR of 17,391 shares of the Common Stock and a stock purchase warrant to purchase 34,783 shares of the Common Stock at an exercise price of $6.60 per share, exercisable for a period of five years from September 24, 1997.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                 EXHIBIT INDEX


     EXHIBIT                                                                                             PAGE
     NUMBER   DESCRIPTION                                                                                NO.
     ------   ----------------------------------------------------------------------------------------   ----

       3(a)   Certificate of Incorporation of the Company, dated September 29, 1995. (1)

       3(b)   By-laws of the Company. (1)

         5    Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.*

      10(a)   Sublease for Penthouse Suite 907D between Rhodes Associates, Rose Associates, Electric
                Curtain Inc. and Stellar Graphics Corp., dated as of July 1, 1997.*

      10(b)   Bell Technology Group Ltd. 1995 Stock Option Plan, adopted September 29, 1995. (1)(+)

      10(c)   Irrevocable Proxy Agreement between Harpoon Holdings Ltd. and Marc H. Bell, dated as of
                October 1, 1995. (1)

      10(d)   Employment Agreement between Marc H. Bell and the Company dated as of October 1, 1995.
                (1)(+)

      10(e)   Employment Agreement between Robert Bell and the Company dated as of October 1, 1995.
                (1)(+)

      10(f)   Share Deposit Agreement between Marc H. Bell, Harpoon Holdings Ltd., the Company, and
                Rickel & Associates. (3)

      10(g)   Form of Consulting Agreement between the Company and Rickel. (1)

      10(h)   Amendment to Employment Agreement between Marc H. Bell and the Company dated as of
                January 1, 1996. (4)(+)

      10(i)   Amendment to Employment Agreement between Robert Bell and the Company dated as of
                January 1, 1996. (4)(+)

      10(j)   Agreement of Lease between Bell Technology Group Ltd. and Puck Associates dated as of
                July 23, 1996. (4)

      10(k)   Security Agreement with NationsCredit Commercial Corporation of America
                ("NationsCredit") and NAFT International Ltd. ("NAFT")dated October 1996. (4)

      10(l)   Agreement for Wholesale Financing between NAFT and NationsCredit dated as of October
                1996. (4)

      10(m)   Lock Box Service Agreement between NAFT, European American Bank and NationsCredit dated as of October 1996. (4)

      10(n)   Loan and Security Agreement between FINOVA Capital Corporation ("FINOVA") and the
                Company, dated as of May 1, 1997. (6)

      10(o)   Guaranty by NAFT in favor FINOVA, dated as of May 1, 1997. (6)

      10(p)   Guaranty by NAFT Computer Service Corp. in favor of FINOVA, dated as of May 1, 1997. (6)

      10(q)   Guaranty by Bluestreak Digital, Inc. in favor of FINOVA, dated as of May 1, 1997. (6)

      10(r)   Guaranty by PFM Communications, Inc. in favor FINOVA, dated as of May 1, 1997. (6)

      10(s)   Promissory Notes to Bell Technology Group Ltd. from Marc H. Bell dated April 2, 1997 and
                June 30, 1997.*

      10(t)   Agreement by and between Bell Technology Group Ltd. and Value Management & Research GMBH
                for the sale of an aggregate of 382,609 shares of Common Stock dated as of September
                24, 1997. (7)

        21    List of Subsidiaries. (5)

      23(a)   Consent of Arthur Andersen LLP.*

      23(b)   Consent of Milberg Weiss Bershad Hynes & Lerach LLP (included in its opinion filed as
                Exhibit 5 to this Registration Statement)


     (+) Denotes a management contract or compensatory plan, contract or agreement.

     (*) Filed herewith.


        (1)   Incorporated by reference to Registration Statement on Form SB-2 (File No. 33- 98978)
                (the "Registration Statement") filed November 3, 1995.

        (2)   Incorporated by reference to Amendment No. 1 to the Registration Statement, filed
                December 20, 1995.

        (3)   Incorporated by reference to Amendment No. 2 to the Registration Statement filed January
                23, 1996, declared effective January 24, 1996.

        (4)   Incorporated by reference to the Company's Annual Report on Form 10-KSB/A for the year ended September 30, 1996.

        (5)   Incorporated by reference to the Company's Registration Statement on Form SB-2 filed
                March 13, 1997 (File No. 333-23259).

        (6)   Incorporated by reference to the Company's Report on Form 8-K/A filed July 18, 1997.

        (7)   Incorporated by reference to the Company's report on Form 8-K filed October 8, 1997.


---------------

ITEM 28. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that it will:

             (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

             (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable ground to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



Dated: November 5, 1997


                                             BELL TECHNOLOGY GROUP LTD.

                                             By: /s/____________________________
                                                         MARC H. BELL
                                                    CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


                      SIGNATURE                                    CAPACITY                      DATE
------------------------------------------------------  -------------------------------   -------------------

/s/                                                     Chief Executive Officer           November  5, 1997
------------------------------------------------------    and Director
                     MARC H. BELL

/s/                                                     Executive Vice President,         November  5, 1997
------------------------------------------------------    Chief Financial Officer
                    ROBERT B. BELL                        and Director

                                                        Director                          November  5, 1997
------------------------------------------------------
                      MARTIN FOX

                                                        Director                          November  5, 1997
------------------------------------------------------
                  TSUYOSHI SHIRAISHI

/s/                                                     Director                          November  5, 1997
------------------------------------------------------
                   RICHARD VIDEBECK

                                                        Director                          November  5, 1997
------------------------------------------------------
                 LORD ST. JOHN BLETSO

/s/                                                     Treasurer and                     November  5, 1997
------------------------------------------------------    Chief Accounting Officer
                      ALAN LEVY

                               INDEX TO EXHIBITS


                                                                                                        SEQUENTIAL
EXHIBIT NO.                                        DESCRIPTION                                           PAGE NO.
-----------   --------------------------------------------------------------------------------------    ----------
     3  (a)   Certificate of Incorporation of the Company, dated September 29, 1995. (1)
     3  (b)   By-laws of the Company. (1)
     5        Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.*
    10  (a)   Sublease for Penthouse Suite 907D between Rhodes Associates, Rose Associates, Electric
              Curtain Inc. and Stellar Graphics Corp., dated as of July 1, 1997.*
    10  (b)   Bell Technology Group Ltd. 1995 Stock Option Plan, adopted September 29, 1995. (1)(+)
    10  (c)   Irrevocable Proxy Agreement between Harpoon Holdings Ltd. and Marc H. Bell, dated as of October 1, 1995. (1)
    10  (d)   Employment Agreement between Marc H. Bell and the Company dated as of October 1, 1995.
              (1)(+)
    10  (e)   Employment Agreement between Robert Bell and the Company dated as of October 1, 1995.
              (1)(+)
    10  (f)   Share Deposit Agreement between Marc H. Bell, Harpoon Holdings Ltd., the Company, and
              Rickel & Associates. (3)
    10  (g)   Form of Consulting Agreement between the Company and Rickel. (1)
    10  (h)   Amendment to Employment Agreement between Marc H. Bell and the Company dated as of
              January 1, 1996. (4)(+)
    10  (i)   Amendment to Employment Agreement between Robert Bell and the Company dated as of
              January 1, 1996. (4)(+)
    10  (j)   Agreement of Lease between Bell Technology Group Ltd. and Puck Associates dated as of
              July 23, 1996. (4)
    10  (k)   Security Agreement with NationsCredit Commercial Corporation of America
              ("NationsCredit") and NAFT International Ltd. ("NAFT")dated October 1996. (4)
    10  (l)   Agreement for Wholesale Financing between NAFT and NationsCredit dated as of October
              1996. (4)
    10  (m)   Lock Box Service Agreement between NAFT, European American Bank and NationsCredit dated as of October 1996. (4)
    10  (n)   Loan and Security Agreement between FINOVA Capital Corporation ("FINOVA") and the
              Company, dated as of May 1, 1997. (6)
    10  (o)   Guaranty by NAFT in favor FINOVA, dated as of May 1, 1997. (6)
    10  (p)   Guaranty by NAFT Computer Service Corp. in favor of FINOVA, dated as of May 1, 1997.
              (6)
    10  (q)   Guaranty by Bluestreak Digital, Inc. in favor of FINOVA, dated as of May 1, 1997. (6)
    10  (r)   Guaranty by PFM Communications, Inc. in favor FINOVA, dated as of May 1, 1997. (6)
    10  (s)   Promissory Notes to Bell Technology Group Ltd. from Marc H. Bell dated April 2, 1997 and June 30, 1997.*
    10  (t)   Agreement by and between Bell Technology Group Ltd. and Value Management & Research
              GMBH for the sale of an aggregate of 382,609 shares of common stock dated September
              24, 1997. (7)
    21        List of Subsidiaries. (5)
    23  (a)   Consent of Arthur Andersen LLP.*
    23  (b)   Consent of Milberg Weiss Bershad Hynes & Lerach LLP (included in its opinion filed as
              Exhibit 5 to this Registration Statement)

---------------

(+) Denotes a management contract or compensatory plan, contract or agreement.

(*) Filed herewith.


        (1)   Incorporated by reference to Registration Statement on Form SB-2 (File No. 33- 98978)
                (the "Registration Statement") filed November 3, 1995.
        (2)   Incorporated by reference to Amendment No. 1 to the Registration Statement, filed
                December 20, 1995.
        (3)   Incorporated by reference to Amendment No. 2 to the Registration Statement filed January
                23, 1996, declared effective January 24, 1996.
        (4)   Incorporated by reference to the Company's Annual Report on Form 10-KSB/A for the year ended September 30, 1996.
        (5)   Incorporated by reference to the Company's Registration Statement on Form SB-2 filed
                March 13, 1997 (File No. 333-23259).
        (6)   Incorporated by reference to the Company's Report on Form 8-K/A filed July 18, 1997.
        (7)   Incorporated by reference to the Company's report on Form 8-K filed October 8, 1997.